Alphabet Inc. and Google Inc.

PART II
EXHIBIT 99.2

Note: The information contained in this exhibit has been updated for the cash flow presentation requirements associated with the adoption of ASU 2016-09 where excess tax benefits are recognized as part of cash flows from operating activities. Additionally, disclosure of carrying value and maximum exposure of our renewable energy investments accounted for under the equity method that are variable interest entities(VIEs) has been updated to include additional investments being considered VIEs as a result of the adoption of ASU 2015-02. Disclosure has also been updated to reflect an additional entity being considered a VIE upon adoption of ASU 2014-10. Within this exhibit, updates have been made to our Consolidated Statements of Cash Flows as well as Notes 1, 3 and 7 of the Notes to Consolidated Financial Statements. This exhibit has not been updated for any other changes since the filing of the 2015 Annual Report on Form 10-K ("2015 Form 10-K"). For significant developments since the filing of the 2015 Form 10-K, refer to our other periodic reports filed with the SEC through the date of this Current Report on Form 8-K, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016. Information for Google has not been updated as Google ceased reporting for periods subsequent to the year ended December 31, 2015.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Alphabet Inc. and Google Inc.
The supplementary financial information required by this Item 8 is included in Item 7 under the caption “Quarterly Results of Operations.”

Alphabet Inc. and Google Inc.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of Alphabet Inc.
We have audited the accompanying consolidated balance sheets of Alphabet Inc. as of December 31, 2014 and 2015, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2015. Our audits also included the financial statement schedule listed in the Index to the 2015 Form 10-K at Item 15(a)2. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alphabet Inc. as of December 31, 2014 and 2015, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Alphabet Inc.'s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 11, 2016 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
San Jose, California

February 11, 2016, except for the effects of the retrospective adoption of the updated accounting standards discussed in Notes 1, 3 and 7 to the consolidated financial statements, as to which the date is May 2, 2016.

Alphabet Inc. and Google Inc.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of Google Inc.
We have audited the accompanying consolidated balance sheets of Google Inc. as of December 31, 2014 and 2015, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2015. Our audits also included the financial statement schedule listed in the Index to the 2015 Form 10-K at Item 15(a)2. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Google Inc. as of December 31, 2014 and 2015, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Google Inc.’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 11, 2016 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Jose, California
February 11, 2016

Alphabet Inc. and Google Inc.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of Alphabet Inc.
We have audited Alphabet Inc.'s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). Alphabet Inc.'s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company's internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, Alphabet Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Alphabet Inc. as of December 31, 2014 and 2015, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2015 of Alphabet Inc. and our report dated February 11, 2016 except for the effects of the retrospective adoption of the updated accounting standards discussed in Notes 1, 3 and 7 to the consolidated financial statements, as to which the date is May 2, 2016, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Jose, California
February 11, 2016

Alphabet Inc. and Google Inc.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of Google Inc.
We have audited Google Inc.’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). Google Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, Google Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Google Inc. as of December 31, 2014 and 2015, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2015 of Google Inc. and our report dated February 11, 2016 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Jose, California
February 11, 2016

Alphabet Inc. and Google Inc.

Alphabet Inc.
CONSOLIDATED BALANCE SHEETS
(In millions, except share and par value amounts which are reflected in thousands, and par value per share amounts)

	As of December 31, 2014	As of December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$18,347	$16,549
Marketable securities	46,048	56,517
Total cash, cash equivalents, and marketable securities (including securities loaned of $4,058 and $4,531)	64,395	73,066
Accounts receivable, net of allowance of $225 and $296	9,383	11,556
Receivable under reverse repurchase agreements	875	450
Income taxes receivable, net	591	1,903
Prepaid revenue share, expenses and other assets	3,412	3,139
Total current assets	78,656	90,114
Prepaid revenue share, expenses and other assets, non-current	3,187	3,181
Non-marketable investments	3,079	5,183
Deferred income taxes	176	251
Property and equipment, net	23,883	29,016
Intangible assets, net	4,607	3,847
Goodwill	15,599	15,869
Total assets	$129,187	$147,461
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,715	$1,931
Short-term debt	2,009	3,225
Accrued compensation and benefits	3,069	3,539
Accrued expenses and other current liabilities	4,408	4,768
Accrued revenue share	1,952	2,329
Securities lending payable	2,778	2,428
Deferred revenue	752	788
Income taxes payable, net	96	302
Total current liabilities	16,779	19,310
Long-term debt	3,228	1,995
Deferred revenue, non-current	104	151
Income taxes payable, non-current	3,340	3,663
Deferred income taxes	758	189
Other long-term liabilities	1,118	1,822
Commitments and contingencies (Note 11)
Stockholders’ equity:
Convertible preferred stock, $0.001 par value per share, 100,000 shares authorized; no shares issued and outstanding	0	0
Class A and Class B common stock, and Class C capital stock and additional paid-in capital, $0.001 par value per share: 15,000,000 shares authorized (Class A 9,000,000, Class B 3,000,000, Class C 3,000,000); 680,172 (Class A 286,560, Class B 53,213, Class C 340,399) and par value of $680 (Class A $287, Class B $53, Class C $340) and 687,348 (Class A 292,297, Class B 50,295, Class C 344,756) and par value of $687 (Class A $292, Class B $50, Class C $345) shares issued and outstanding	28,767	32,982
Accumulated other comprehensive income (loss)	27	(1,874)
Retained earnings	75,066	89,223
Total stockholders’ equity	103,860	120,331
Total liabilities and stockholders’ equity	$129,187	$147,461
See accompanying notes.

Alphabet Inc. and Google Inc.

Alphabet Inc.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)

	Year Ended December 31,
	2013	2014	2015
Revenues	$55,519	$66,001	$74,989
Costs and expenses:
Cost of revenues	21,993	25,691	28,164
Research and development	7,137	9,832	12,282
Sales and marketing	6,554	8,131	9,047
General and administrative	4,432	5,851	6,136
Total costs and expenses	40,116	49,505	55,629
Income from operations	15,403	16,496	19,360
Other income (expense), net	496	763	291
Income from continuing operations before income taxes	15,899	17,259	19,651
Provision for income taxes	2,739	3,639	3,303
Net income from continuing operations	$13,160	$13,620	$16,348
Net income (loss) from discontinued operations	(427)	516	0
Net income	$12,733	$14,136	$16,348
Less: Adjustment Payment to Class C capital stockholders	0	0	522
Net income available to all stockholders	$12,733	$14,136	$15,826

Basic net income (loss) per share of Class A and B common stock:
Continuing operations	$19.77	$20.15	$23.11
Discontinued operations	(0.64)	0.76	0.00
Basic net income per share of Class A and B common stock	$19.13	$20.91	$23.11

Basic net income (loss) per share of Class C capital stock:
Continuing operations	$19.77	$20.15	$24.63
Discontinued operations	(0.64)	0.76	0.00
Basic net income per share of Class C capital stock	$19.13	$20.91	$24.63

Diluted net income (loss) per share of Class A and B common stock:
Continuing operations	$19.42	$19.82	$22.84
Discontinued operations	(0.63)	0.75	0.00
Diluted net income per share of Class A and B common stock	$18.79	$20.57	$22.84

Diluted net income (loss) per share of Class C capital stock:
Continuing operations	$19.42	$19.82	$24.34
Discontinued operations	(0.63)	0.75	0.00
Diluted net income per share of Class C capital stock	$18.79	$20.57	$24.34
See accompanying notes.

Alphabet Inc. and Google Inc.

Alphabet Inc.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In millions)

	Year Ended December 31,
	2013	2014	2015
Net income	$12,733	$14,136	$16,348
Other comprehensive income (loss):
Change in foreign currency translation adjustment	89	(996)	(1,067)
Available-for-sale investments:
Change in net unrealized gains (losses)	(392)	505	(715)
Less: reclassification adjustment for net (gains) losses included in net income	(162)	(134)	208
Net change (net of tax effect of $212, $60, and $29)	(554)	371	(507)
Cash flow hedges:
Change in net unrealized gains	112	651	676
Less: reclassification adjustment for net gains included in net income	(60)	(124)	(1,003)
Net change (net of tax effect of $30, $196, and $115)	52	527	(327)
Other comprehensive loss	(413)	(98)	(1,901)
Comprehensive income	$12,320	$14,038	$14,447
See accompanying notes.

Alphabet Inc. and Google Inc.

Alphabet Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In millions, except share amounts which are reflected in thousands)

	Class A and Class B Common Stock, Class C Capital Stock and Additional Paid-In Capital		Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance as of December 31, 2012	659,958	$22,835	$538	$48,197	$71,570
Common stock issued	11,706	1,174	0	0	1,174
Stock-based compensation expense		3,343	0	0	3,343
Stock-based compensation tax benefits		449	0	0	449
Tax withholding related to vesting of restricted stock units		(1,879)	0	0	(1,879)
Net income		0	0	12,733	12,733
Other comprehensive loss		0	(413)	0	(413)
Balance as of December 31, 2013	671,664	25,922	125	60,930	86,977
Common and capital stock issued	8,508	465	0	0	465
Stock-based compensation expense		4,279	0	0	4,279
Stock-based compensation tax benefits		625	0	0	625
Tax withholding related to vesting of restricted stock units		(2,524)	0	0	(2,524)
Net income		0	0	14,136	14,136
Other comprehensive loss		0	(98)	0	(98)
Balance as of December 31, 2014	680,172	28,767	27	75,066	103,860
Common and capital stock issued	8,714	664	0	0	664
Stock-based compensation expense		5,151	0	0	5,151
Stock-based compensation tax benefits		815	0	0	815
Tax withholding related to vesting of restricted stock units		(2,779)	0	0	(2,779)
Repurchases of capital stock	(2,391)	(111)	0	(1,669)	(1,780)
Adjustment Payment to Class C capital stockholders	853	475	0	(522)	(47)
Net income		0	0	16,348	16,348
Other comprehensive loss		0	(1,901)	0	(1,901)
Balance as of December 31, 2015	687,348	$32,982	$(1,874)	$89,223	$120,331
See accompanying notes.

Alphabet Inc. and Google Inc.

Alphabet Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2013	2014	2015
Operating activities
Net income	$12,733	$14,136	$16,348
Adjustments:
Depreciation and impairment of property and equipment	2,781	3,523	4,132
Amortization and impairment of intangible assets	1,158	1,456	931
Stock-based compensation expense	3,343	4,279	5,203
Deferred income taxes	(437)	(104)	(179)
Gain on divestiture of business	(700)	(740)	0
(Gain) loss on marketable and non-marketable investments, net	(166)	(390)	334
Other	272	192	212
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(1,307)	(1,641)	(2,094)
Income taxes, net	588	591	(179)
Prepaid revenue share, expenses and other assets	(930)	459	(318)
Accounts payable	605	436	203
Accrued expenses and other liabilities	713	757	1,597
Accrued revenue share	254	245	339
Deferred revenue	233	(175)	43
Net cash provided by operating activities	19,140	23,024	26,572
Investing activities
Purchases of property and equipment	(7,358)	(10,959)	(9,915)
Purchases of marketable securities	(45,444)	(56,310)	(74,368)
Maturities and sales of marketable securities	38,314	51,315	62,905
Purchases of non-marketable investments	(569)	(1,227)	(2,172)
Cash collateral related to securities lending	(299)	1,403	(350)
Investments in reverse repurchase agreements	600	(775)	425
Proceeds from divestiture of business	2,525	386	0
Acquisitions, net of cash acquired, and purchases of intangibles and other assets	(1,448)	(4,888)	(236)
Net cash used in investing activities	(13,679)	(21,055)	(23,711)
Financing activities
Net payments related to stock-based award activities	(781)	(2,069)	(2,375)
Adjustment Payment to Class C capital stockholders	0	0	(47)
Repurchases of capital stock	0	0	(1,780)
Proceeds from issuance of debt, net of costs	10,768	11,625	13,705
Repayments of debt	(11,325)	(11,643)	(13,728)
Net cash used in financing activities	(1,338)	(2,087)	(4,225)
Effect of exchange rate changes on cash and cash equivalents	(3)	(433)	(434)
Net increase (decrease) in cash and cash equivalents	4,120	(551)	(1,798)
Cash and cash equivalents at beginning of period	14,778	18,898	18,347
Cash and cash equivalents at end of period	$18,898	$18,347	$16,549

Supplemental disclosures of cash flow information
Cash paid for taxes	$1,932	$2,819	$3,338
Cash paid for interest	72	86	96
See accompanying notes.

Alphabet Inc. and Google Inc.

Google Inc.
CONSOLIDATED BALANCE SHEETS
(In millions, except share and par value amounts which are reflected in thousands, and par value per share amounts)

	As of December 31, 2014	As of December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$18,347	$16,549
Marketable securities	46,048	56,517
Total cash, cash equivalents, and marketable securities (including securities loaned of $4,058 and $4,531)	64,395	73,066
Accounts receivable, net of allowance of $225 and $296	9,383	11,556
Receivable under reverse repurchase agreements	875	450
Income taxes receivable, net	591	1,903
Prepaid revenue share, expenses and other assets	3,412	3,139
Total current assets	78,656	90,114
Prepaid revenue share, expenses and other assets, non-current	3,187	3,181
Non-marketable investments	3,079	5,183
Deferred income taxes	176	251
Property and equipment, net	23,883	29,016
Intangible assets, net	4,607	3,847
Goodwill	15,599	15,869
Total assets	$129,187	$147,461
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,715	$1,931
Short-term debt	2,009	3,225
Accrued compensation and benefits	3,069	3,539
Accrued expenses and other current liabilities	4,408	4,768
Accrued revenue share	1,952	2,329
Securities lending payable	2,778	2,428
Deferred revenue	752	788
Income taxes payable, net	96	302
Total current liabilities	16,779	19,310
Long-term debt	3,228	1,995
Deferred revenue, non-current	104	151
Income taxes payable, non-current	3,340	3,663
Deferred income taxes	758	189
Other long-term liabilities	1,118	1,822
Commitments and contingencies (Note 11)
Stockholders’ equity:
Convertible preferred stock, $0.001 par value per share; 100,000 shares authorized, no shares issued and outstanding; 0.5 shares authorized, no shares issued and outstanding	0	0
Class A and Class B common stock, and Class C capital stock and additional paid-in capital, $0.001 par value per share: 15,000,000 shares authorized (Class A 9,000,000, Class B 3,000,000, Class C 3,000,000); 680,172 (Class A 286,560, Class B 53,213, Class C 340,399), and par value of $680 (Class A $287, Class B $53, Class C $340); and 1.5 shares authorized (Class A 0.5, Class B 0.5, Class C 0.5); 0.3 (Class A 0.1, Class B 0.1, Class C 0.1), and par value of $0, shares issued and outstanding	28,767	31,313
Accumulated other comprehensive income (loss)	27	(1,874)
Retained earnings	75,066	90,892
Total stockholders’ equity	103,860	120,331
Total liabilities and stockholders’ equity	$129,187	$147,461
See accompanying notes.

Alphabet Inc. and Google Inc.

Google Inc.
CONSOLIDATED STATEMENTS OF INCOME
(In millions)

	Year Ended December 31,
	2013	2014	2015
Revenues	$55,519	$66,001	$74,989
Costs and expenses:
Cost of revenues	21,993	25,691	28,164
Research and development	7,137	9,832	12,282
Sales and marketing	6,554	8,131	9,047
General and administrative	4,432	5,851	6,136
Total costs and expenses	40,116	49,505	55,629
Income from operations	15,403	16,496	19,360
Other income (expense), net	496	763	291
Income from continuing operations before income taxes	15,899	17,259	19,651
Provision for income taxes	2,739	3,639	3,303
Net income from continuing operations	$13,160	$13,620	$16,348
Net income (loss) from discontinued operations	(427)	516	0
Net income	$12,733	$14,136	$16,348
Less: Adjustment Payment to Class C capital stockholders	0	0	522
Net income available to all stockholders	$12,733	$14,136	$15,826
See accompanying notes.

Alphabet Inc. and Google Inc.

Google Inc.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In millions)

	Year Ended December 31,
	2013	2014	2015
Net income	$12,733	$14,136	$16,348
Other comprehensive income (loss):
Change in foreign currency translation adjustment	89	(996)	(1,067)
Available-for-sale investments:
Change in net unrealized gains (losses)	(392)	505	(715)
Less: reclassification adjustment for net (gains) losses included in net income	(162)	(134)	208
Net change (net of tax effect of $212, $60, and $29)	(554)	371	(507)
Cash flow hedges:
Change in net unrealized gains	112	651	676
Less: reclassification adjustment for net gains included in net income	(60)	(124)	(1,003)
Net change (net of tax effect of $30, $196, and $115)	52	527	(327)
Other comprehensive loss	(413)	(98)	(1,901)
Comprehensive income	$12,320	$14,038	$14,447
See accompanying notes.

Alphabet Inc. and Google Inc.

Google Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In millions, except share amounts which are reflected in thousands)

	Class A and Class B Common Stock, Class C Capital Stock and Additional Paid-In Capital		Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance as of December 31, 2012	659,958	$22,835	$538	$48,197	$71,570
Common stock issued	11,706	1,174	0	0	1,174
Stock-based compensation expense		3,343	0	0	3,343
Stock-based compensation tax benefits		449	0	0	449
Tax withholding related to vesting of restricted stock units		(1,879)	0	0	(1,879)
Net income		0	0	12,733	12,733
Other comprehensive loss		0	(413)	0	(413)
Balance as of December 31, 2013	671,664	25,922	125	60,930	86,977
Common and capital stock issued	8,508	465	0	0	465
Stock-based compensation expense		4,279	0	0	4,279
Stock-based compensation tax benefits		625	0	0	625
Tax withholding related to vesting of restricted stock units		(2,524)	0	0	(2,524)
Net income		0	0	14,136	14,136
Other comprehensive loss		0	(98)	0	(98)
Balance as of December 31, 2014	680,172	28,767	27	75,066	103,860
Common and capital stock issued	6,659	331	0	0	331
Stock-based compensation expense		5,151	0	0	5,151
Stock-based compensation tax benefits		815	0	0	815
Tax withholding related to vesting of restricted stock units		(1,954)	0	0	(1,954)
Alphabet share exchange	(687,684)	0	0	0	0
Capital transactions with Alphabet		(2,272)	0	0	(2,272)
Adjustment Payment to Class C capital stockholders	853	475	0	(522)	(47)
Net income		0	0	16,348	16,348
Other comprehensive loss		0	(1,901)	0	(1,901)
Balance as of December 31, 2015	0	$31,313	$(1,874)	$90,892	$120,331
See accompanying notes.

Alphabet Inc. and Google Inc.

Google Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2013	2014	2015
Operating activities
Net income	$12,733	$14,136	$16,348
Adjustments:
Depreciation and impairment of property and equipment	2,781	3,523	4,132
Amortization and impairment of intangible assets	1,158	1,456	931
Stock-based compensation expense	3,343	4,279	5,203
Excess tax benefits from stock-based award activities	(481)	(648)	(548)
Deferred income taxes	(437)	(104)	(179)
Gain on divestiture of business	(700)	(740)	0
(Gain) loss on marketable and non-marketable investments, net	(166)	(390)	334
Other	272	192	212
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(1,307)	(1,641)	(2,094)
Income taxes, net	588	591	(179)
Prepaid revenue share, expenses and other assets	(930)	459	(318)
Accounts payable	605	436	203
Accrued expenses and other liabilities	713	757	1,597
Accrued revenue share	254	245	339
Deferred revenue	233	(175)	43
Net cash provided by operating activities	18,659	22,376	26,024
Investing activities
Purchases of property and equipment	(7,358)	(10,959)	(9,915)
Purchases of marketable securities	(45,444)	(56,310)	(74,368)
Maturities and sales of marketable securities	38,314	51,315	62,905
Purchases of non-marketable investments	(569)	(1,227)	(2,172)
Cash collateral related to securities lending	(299)	1,403	(350)
Investments in reverse repurchase agreements	600	(775)	425
Proceeds from divestiture of business	2,525	386	0
Acquisitions, net of cash acquired, and purchases of intangibles and other assets	(1,448)	(4,888)	(236)
Net cash used in investing activities	(13,679)	(21,055)	(23,711)
Financing activities
Net payments related to stock-based award activities	(781)	(2,069)	(1,612)
Excess tax benefits from stock-based award activities	481	648	548
Adjustment Payment to Class C capital stockholders	0	0	(47)
Capital transactions with Alphabet	0	0	(2,543)
Proceeds from issuance of debt, net of costs	10,768	11,625	13,705
Repayments of debt	(11,325)	(11,643)	(13,728)
Net cash used in financing activities	(857)	(1,439)	(3,677)
Effect of exchange rate changes on cash and cash equivalents	(3)	(433)	(434)
Net increase (decrease) in cash and cash equivalents	4,120	(551)	(1,798)
Cash and cash equivalents at beginning of period	14,778	18,898	18,347
Cash and cash equivalents at end of period	$18,898	$18,347	$16,549

Supplemental disclosures of cash flow information
Cash paid for taxes	$1,932	$2,819	$3,338
Cash paid for interest	72	86	96
See accompanying notes.

Alphabet Inc. and Google Inc.

Alphabet Inc. and Google Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Nature of Operations and Summary of Significant Accounting Policies
Nature of Operations
We were incorporated in California in September 1998 and re-incorporated in the State of Delaware in August 2003. We generate revenues primarily by delivering relevant, cost-effective online advertising.
On April 17, 2013, we sold the Motorola Home business (Motorola Home) to Arris Group, Inc. (Arris). The financial results of Motorola Home are presented as net income (loss) from discontinued operations on the Consolidated Statements of Income for the year ended December 31, 2013. See Note 9 for further discussion of the sale.
On April 2, 2014, we completed a two-for-one stock split effected in the form of a stock dividend (the Stock Split). All references made to share or per share amounts in the accompanying consolidated financial statements and applicable disclosures have been retroactively adjusted to reflect the Stock Split. See Note 12 for additional information about the Stock Split.
On October 29, 2014, we sold the Motorola Mobile business (Motorola Mobile) to Lenovo Group Limited (Lenovo). The financial results of Motorola Mobile are presented as net income (loss) from discontinued operations on the Consolidated Statements of Income for the years ended December 31, 2013 and 2014. See Note 9 for further discussion of the sale.
On August 10, 2015, we announced plans to create a new public holding company, Alphabet Inc. (Alphabet), and a new operating structure. On October 2, 2015, we implemented the holding company reorganization, and as a result, Alphabet became the successor issuer to Google Inc. (Google).
The implementation of the holding company reorganization on October 2, 2015 was accounted for as a merger under common control. Alphabet has recognized the assets and liabilities of Google at carryover basis. The consolidated financial statements of Alphabet present comparative information for prior years on a combined basis, as if both Alphabet and Google were under common control for all periods presented.
The consolidated financial statements and notes thereto are being presented in a combined report being filed by two separate registrants: Alphabet and Google. The Consolidated Statements of Stockholders’ Equity and Consolidated Statements of Cash Flows are the only statements with differences between Alphabet and Google.  The differences relate to transactions between Alphabet and Google which are accounted for as capital transactions. Refer to Note 13 for additional information.
Basis of Consolidation
The consolidated financial statements of Alphabet and Google include the accounts of Alphabet and Google, respectively, and all wholly owned subsidiaries as well as all variable interest entities where we are the primary beneficiary. All intercompany balances and transactions have been eliminated.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. Generally Accepted Accounting Principles (GAAP) requires us to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes. Actual results could differ materially from these estimates. On an ongoing basis, we evaluate our estimates, including those related to the accounts receivable and sales allowances, fair values of financial instruments, intangible assets and goodwill, useful lives of intangible assets and property and equipment, income taxes, and contingent liabilities, among others. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

Alphabet Inc. and Google Inc.

Revenue Recognition
The following table presents our revenues by segment and revenue source (in millions):

	Year Ended December 31,
	2013	2014	2015
Google segment
Google websites	$37,422	$45,085	$52,357
Google Network Members' websites (1)	13,650	14,539	15,033
Google advertising revenues	51,072	59,624	67,390
Google other revenues (1)	4,435	6,050	7,151
Google segment revenues	$55,507	$65,674	$74,541

Other Bets
Other Bets revenues	$12	$327	$448

Consolidated revenues	$55,519	$66,001	$74,989

(1)
Prior period amounts have been adjusted to reflect the reclassification primarily related to DoubleClick ad serving software revenues from Google other revenues to Advertising Revenues from Google Network Members' websites to conform with current period presentation.

We generate revenues primarily by delivering performance and brand advertising. Performance advertising creates and delivers relevant ads that users will click, leading to direct engagement with advertisers. Brand advertising enhances users’ awareness of and affinity with advertisers’ products and services, through videos, text, images, and other ads that run across various devices.
Google AdWords is our auction-based advertising program that enables performance advertisers to place text-based and display ads on Google websites and our Google Network Members’ websites. Google AdSense refers to the online programs through which we distribute our advertisers’ AdWords ads for display on our Google Network Members’ websites. Most of our customers pay us on a cost-per-click basis, which means that an advertiser pays us only when a user engages with the ads by clicking on an ad on Google websites or Google Network Members' websites or by viewing YouTube engagement ads like TrueView (counted as an engagement when the user chooses not to skip the ad). We also offer advertising on a cost-per-impression basis that enables our brand advertisers to pay us based on the number of times their ads display on Google websites and our Google Network Members’ websites as specified by the advertisers.
Revenue from advertising is recognized when the services have been provided or delivered, the fees we charge are fixed or determinable, we and our advertisers or other customers understand the specific nature and terms of the agreed upon transactions, and collectability is reasonably assured. We recognize as revenues the fees charged to advertisers each time a user clicks on one of the ads that appears next to the search results or content on Google websites or our Google Network Members’ websites. For those advertisers using our cost-per-impression pricing, we recognize as revenues the fees charged to advertisers each time their ads are displayed on Google websites or our Google Network Members’ websites. We report our Google AdSense revenues and traffic acquisition costs due to our Google Network Members on a gross basis principally because we are the primary obligor to our advertisers.
Revenue from hardware sales to end customers or through distribution channels is generally recognized when products have been shipped, risk of loss has transferred to the customer, objective evidence exists that customer acceptance provisions have been met, no significant obligations remain and allowances for discounts, price protection, returns and customer incentives can be reasonably and reliably estimated. Revenues are reported net of these allowances. Where these allowances cannot be reasonably and reliably estimated, we recognize revenue at the time the product sells through the distribution channel to the end customer or when the return period elapsed, as applicable.
For the sale of certain third-party products and services, we evaluate whether it is appropriate to recognize revenue based on the gross amount billed to the customers or the net amount earned as revenue share. Generally, when we record revenue on a gross basis, we are the primary obligor in a transaction, and have also considered other factors, including whether we are subject to inventory risk or have latitude in establishing prices.
For multi-element arrangements, including those that contain software essential to hardware products’ functionality and services, we allocate revenue to each unit of accounting based on their relative selling prices. In such circumstances, we use a hierarchy to determine the selling prices to be used for allocating revenue: (i) vendor-specific objective

Alphabet Inc. and Google Inc.

evidence of fair value (VSOE), (ii) third-party evidence of selling price, and (iii) best estimate of the selling price (ESP). VSOE generally exists only when we sell the deliverable separately and is the price actually charged by us for that deliverable. ESPs reflect our best estimates of what the selling price of the deliverable would be if it was sold regularly on a stand-alone basis.
We record deferred revenues when cash payments are received in advance of our performance in the underlying agreement on the accompanying Consolidated Balance Sheets.
Cost of Revenues
Cost of revenues consists of traffic acquisition costs which are the advertising revenues shared with our Google Network Members and the amounts paid to our distribution partners who distribute our browser or otherwise direct search queries to our website.
Additionally, other costs of revenues includes the following:

•	The expenses associated with the operation of our data centers (including depreciation, labor, energy, and bandwidth costs);

•
Content acquisition costs primarily related to payments to certain content providers from whom we license their video and other content for distribution on YouTube and Google Play (we share most of the fees these sales generate with content providers or pay a fixed fee to these content providers);

•	Credit card and other transaction fees related to processing customer transactions;

•	Stock-based compensation expense;

•	Revenue share payments to mobile carriers;

•	Inventory costs for hardware we sell; and

•	Amortization of certain intangible assets.
Stock-based Compensation
Restricted stock units (RSUs) are measured based on the fair market value of the underlying stock on the date of grant. Shares are issued on the vesting dates net of the minimum statutory tax withholding to be paid by us on behalf of our employees. As a result, the actual number of shares issued will be fewer than the actual number of RSUs outstanding. We record the liability for withholding amounts to be paid by us primarily as a reduction to additional paid-in capital when paid.
For stock option awards, we determined fair value using the Black-Scholes-Merton (BSM) option pricing model on the date of grant.
Stock-based compensation includes awards we expect to settle in Alphabet stock as well as awards we will ultimately settle in cash. We recognize stock-based compensation, less an estimate for forfeitures, using the straight-line method over the requisite service period. Additionally, stock-based compensation for liability classified awards reflect changes in fair value during the requisite service period.
We include as part of cash flows from operating activities the benefits of tax deductions in excess of the tax-effected compensation of the related stock-based awards for options exercised and RSUs vested during the period. For Google, such tax benefits are included as part of cash flows from financing activities. During the years ended December 31, 2013, 2014, and 2015, the amount of cash received from the exercise of stock options, which is recognized as part of cash flows from financing activities, was $1,174 million, $465 million, and $393 million, respectively.
We have elected to account for the indirect effects of stock-based awards -- primarily the research and development tax credit -- through the Consolidated Statements of Income. Total direct tax benefit realized, including the excess tax benefit, from stock-based award activities during the years ended December 31, 2013, 2014, and 2015, was $1,195 million, $1,356 million, and $1,544 million, respectively.
Certain Risks and Concentrations
Our revenues are primarily derived from online advertising, the market for which is highly competitive and rapidly changing. In addition, our revenues are generated from a multitude of vertical market segments in countries around the world. Significant changes in this industry or changes in customer buying or advertiser spending behavior could adversely affect our operating results.
We are subject to concentrations of credit risk principally from cash and cash equivalents, marketable securities, foreign exchange contracts, and accounts receivable. Cash equivalents and marketable securities consist primarily of time deposits, money market and other funds, including cash collateral received related to our securities lending program, highly liquid debt instruments of the U.S. government and its agencies, debt instruments issued by foreign governments and municipalities in the U.S., corporate securities, agency mortgage-backed securities, and asset-

Alphabet Inc. and Google Inc.

backed securities. Foreign exchange contracts are transacted with various financial institutions with high credit standing. Accounts receivable are typically unsecured and are derived from revenues earned from customers located around the world. In 2013, 2014, and 2015, we generated approximately 46%, 45%, and 46% of our revenues from customers based in the U.S., with the majority of revenues from customers outside of the U.S. located in Europe and Japan. We perform ongoing evaluations to determine customer credit and we limit the amount of credit we extend, but generally we do not require collateral from our customers. We maintain reserves for estimated credit losses and these losses have generally been within our expectations.
No individual customer or groups of affiliated customers represented more than 10% of our revenues in 2013, 2014, or 2015.
Fair Value of Financial Instruments
Our financial assets and financial liabilities that include cash equivalents, marketable securities, foreign currency and interest rate derivative contracts, and non-marketable debt securities are measured and recorded at fair value on a recurring basis. We measure certain financial assets at fair value for disclosure purposes, as well as, on a nonrecurring basis when they are deemed to be other-than-temporarily impaired. Our other current financial assets and our other current financial liabilities have fair values that approximate their carrying value.
Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or a liability. Assets and liabilities recorded at fair value are measured and classified in accordance with a three-tier fair value hierarchy based on the observability of the inputs available in the market used to measure fair value:
Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 - Include other inputs that are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant inputs are observable in the market or can be derived from observable market data. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs including interest rate curves, foreign exchange rates, and credit ratings.
Level 3 - Unobservable inputs that are supported by little or no market activities.
The fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
Cash, Cash Equivalents, and Marketable Securities
We invest all excess cash primarily in debt securities including those of the U.S. government and its agencies, corporate debt securities, agency mortgage-backed securities, money market and other funds, municipal securities, time deposits, asset backed securities, and debt instruments issued by foreign governments.
We classify all investments that are readily convertible to known amounts of cash and have stated maturities of three months or less from the date of purchase as cash equivalents and those with stated maturities of greater than three months as marketable securities.
We determine the appropriate classification of our investments in marketable securities at the time of purchase and reevaluate such designation at each balance sheet date. We have classified and accounted for our marketable securities as available-for-sale. After consideration of our risk versus reward objectives, as well as our liquidity requirements, we may sell these securities prior to their stated maturities. As we view these securities as available to support current operations, we classify highly liquid securities with maturities beyond 12 months as current assets under the caption marketable securities in the accompanying Consolidated Balance Sheets. We carry these securities at fair value, and report the unrealized gains and losses, net of taxes, as a component of stockholders’ equity, except for unrealized losses determined to be other-than-temporary, which we record within other income (expense), net. We determine any realized gains or losses on the sale of marketable securities on a specific identification method, and we record such gains and losses as a component of other income (expense), net.
Non-Marketable Investments
We have accounted for non-marketable equity investments either under the equity or cost method. Investments through which we exercise significant influence but do not have control over the investee are accounted for under the

Alphabet Inc. and Google Inc.

equity method. Investments through which we are not able to exercise significant influence over the investee are accounted for under the cost method.
We have accounted for our non-marketable investments that meet the definition of a debt security as available-for-sale securities. Since these securities do not have contractual maturity dates and we do not intend to liquidate them in the next 12 months, we have classified them as non-current assets on the accompanying Consolidated Balance Sheet.
Variable Interest Entities
We make a determination at the start of each arrangement whether an entity in which we have made an investment is considered a Variable Interest Entity (“VIE”). We consolidate VIEs in which we have a controlling financial interest. If we do not have a controlling financial interest in a VIE, we account for the investment under either the equity or cost method.
Impairment of Marketable and Non-Marketable Investments
We periodically review our marketable and non-marketable investments for impairment. If we conclude that any of these investments are impaired, we determine whether such impairment is other-than-temporary. Factors we consider to make such determination include the duration and severity of the impairment, the reason for the decline in value and the potential recovery period and our intent to sell. For debt securities, we also consider whether (1) it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis, and (2) the amortized cost basis cannot be recovered as a result of credit losses. If any impairment is considered other-than-temporary, we will write down the asset to its fair value and record the corresponding charge as other income (expense), net.
Accounts Receivable
We record accounts receivable at the invoiced amount and we normally do not charge interest. We maintain an allowance for doubtful accounts to reserve for potentially uncollectible receivables. We review the accounts receivable by amounts due by customers which are past due to identify specific customers with known disputes or collectability issues. In determining the amount of the reserve, we make judgments about the creditworthiness of significant customers based on ongoing credit evaluations. We also maintain a sales allowance to reserve for potential credits issued to customers. We determine the amount of the reserve based on historical credits issued.
Property and Equipment
We account for property and equipment at cost less accumulated depreciation and amortization. We compute depreciation using the straight-line method over the estimated useful lives of the assets, generally two to five years. We depreciate buildings over periods up to 25 years. We amortize leasehold improvements over the shorter of the remaining lease term or the estimated useful lives of the assets. Construction in progress is the construction or development of property and equipment that have not yet been placed in service for our intended use. Depreciation for equipment commences once it is placed in service and depreciation for buildings and leasehold improvements commences once they are ready for our intended use. Land is not depreciated.
Software Development Costs
We expense software development costs, including costs to develop software products or the software component of products to be marketed to external users, before technological feasibility is reached. Technological feasibility is typically reached shortly before the release of such products and as a result, development costs that meet the criteria for capitalization were not material for the periods presented.
Software development costs also include costs to develop software to be used solely to meet internal needs and cloud based applications used to deliver our services. We capitalize development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be completed and the software will be used to perform the function intended. Costs capitalized for developing such software applications were not material for the periods presented.
Business Combinations
We include the results of operations of the businesses that we acquire as of the respective dates of acquisition. We allocate the fair value of the purchase price of our acquisitions to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the fair value of the purchase price over the fair values of these identifiable assets and liabilities is recorded as goodwill.

Alphabet Inc. and Google Inc.

Long-Lived Assets Including Goodwill and Other Acquired Intangible Assets
We review property and equipment, long-term prepayments and intangible assets, excluding goodwill, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. We measure recoverability of these assets by comparing the carrying amounts to the future undiscounted cash flows that the assets or the asset group are expected to generate. If the assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair market value. In 2014, we recorded impairments of intangible assets, including an impairment of $378 million in the third quarter of 2014 related to a patent licensing royalty asset. Impairments of intangible assets were not material in 2015.
We allocate goodwill to reporting units based on the reporting unit expected to benefit from the business combination. We evaluate our reporting units when changes in our operating structure occur, and if necessary, reassign goodwill using a relative fair value allocation approach. We test our goodwill for impairment at least annually, or more frequently if events or changes in circumstances indicate that the asset may be impaired. No goodwill impairment has been identified in any of the years presented.
Intangible assets with definite lives are amortized over their estimated useful lives. We amortize our acquired intangible assets on a straight-line basis with definite lives over periods ranging from one to twelve years.
Income Taxes
We account for income taxes using the asset and liability method, under which we recognize the amount of taxes payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in our financial statements or tax returns. We measure current and deferred tax assets and liabilities based on provisions of enacted tax law. We evaluate the realization of our deferred tax assets based on all available evidence and establish a valuation allowance to reduce deferred tax assets when it is more-likely-than-not that they will not be realized.
We recognize the financial statement effects of a tax position when it is more-likely-than not that, based on technical merits, the position will be sustained upon examination. The tax benefits of the position recognized in the financial statements are then measured based on the largest amount of benefit that is greater than 50% likely to be realized upon settlement with a taxing authority. In addition, we recognize interest and penalties related to unrecognized tax benefits as a component of the income tax provision.
Foreign Currency
Generally, the functional currency of our international subsidiaries is the local currency. We translate the financial statements of these subsidiaries to U.S. dollars using month-end exchange rates for assets and liabilities, and average rates for the annual period derived from month-end exchange rates for revenues, costs, and expenses. We record translation gains and losses in accumulated other comprehensive income as a component of stockholders’ equity. We reflect net foreign exchange transaction gains and losses resulting from the conversion of the transaction currency to functional currency as a component of foreign currency exchange losses in other income (expense), net.
Advertising and Promotional Expenses
We expense advertising and promotional costs in the period in which they are incurred. For the years ended December 31, 2013, 2014 and 2015, advertising and promotional expenses totaled approximately $2,389 million, $3,004 million, and $3,186 million.
Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2014-09 (ASU 2014-09) "Revenue from Contracts with Customers." ASU 2014-09 supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605)”, and requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. As currently issued and amended, ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, though early adoption is permitted for annual reporting periods beginning after December 15, 2016. We are currently in the process of evaluating the impact of the adoption of ASU 2014-09 on our consolidated financial statements, implementing accounting system changes related to the adoption, and considering additional disclosure requirements.
In June 2014, the FASB issued Accounting Standards Update No. 2014-10 (ASU 2014-10) "Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation." ASU 2014-10 removes the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification (ASC) thereby removing the financial reporting

Alphabet Inc. and Google Inc.

distinction between development stage entities and other reporting entities. The additional elimination of related consolidation guidance will require companies with interests in development stage entities to reassess whether such entities are variable interest entities under ASC Topic 810, Consolidation. We have adopted this standard in the first quarter of 2016 on a retrospective basis and the adoption of this standard did not have a material impact on our consolidated financial statements. Refer to Note 7 for further details. Information for Google has not been updated as Google ceased reporting for periods subsequent to the year ended December 31, 2015.
In February 2015, the FASB issued Accounting Standards Update No. 2015-02 (ASU 2015-02) "Consolidation (Topic 810): Amendments to the Consolidation Analysis." ASU 2015-02 changes the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. We have adopted this standard in the first quarter of 2016 on a retrospective basis. The adoption of this standard did not have a material impact on our consolidated statement of operations or consolidated balance sheet, but it resulted in additional disclosures. Refer to Note 3 for further details. Information for Google has not been updated as Google ceased reporting for periods subsequent to the year ended December 31, 2015.
In November 2015, the FASB issued Accounting Standards Update No. 2015-17 (ASU 2015-17) “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes”.  ASU 2015-17 simplifies the presentation of deferred income taxes by eliminating the separate classification of deferred income tax liabilities and assets into current and noncurrent amounts in the consolidated balance sheet statement of financial position. The amendments in the update require that all deferred tax liabilities and assets be classified as noncurrent in the consolidated balance sheet. The amendments in this update are effective for annual periods beginning after December 15, 2016, and interim periods therein and may be applied either prospectively or retrospectively to all periods presented. Early adoption is permitted. We have early adopted this standard in the fourth quarter of 2015 on a retrospective basis. Prior periods have been retrospectively adjusted.
As a result of the adoption of ASU 2015-17, the Company made the following adjustments to the 2014 balance sheet: a $1,322 million decrease to current deferred tax assets, a $83 million increase to noncurrent deferred tax asset, a $26 million decrease to current deferred tax liability, and a decrease of $1,213 million to noncurrent deferred tax liability.
In January 2016, the FASB issued Accounting Standards Update No. 2016-01 (ASU 2016-01) "Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities." ASU 2016-01 amends various aspects of the recognition, measurement, presentation, and disclosure for financial instruments. With respect to our consolidated financial statements, the most significant impact relates to the accounting for equity investments. It will impact the disclosure and presentation of financial assets and liabilities. ASU 2016-01 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 2017. Early adoption by public entities is permitted only for certain provisions. We are currently in the process of evaluating the impact of the adoption of this standard on our consolidated financial statements.
In March 2016, the FASB issued Accounting Standards Update No. 2016-09 (ASU 2016-09) "Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting". We elected to early adopt these amendments beginning in the first quarter of 2016. Our Consolidated Statements of Cash Flows now present excess tax benefits as an operating activity, with the prior periods adjusted accordingly. The three year impact to our Consolidated Statements of Cash Flows as a result of the adoption of ASU 2016-09 is as follows (in millions):

Alphabet Inc. and Google Inc.

	Year Ended December 31, 2013			Year Ended December 31, 2014
	As Previously Reported	Adjustment	Recast	As Previously Reported	Adjustment	Recast
Excess tax benefits	$(481)	$481	$—	$(648)	$648	$—
Net cash provided by operating activities	18,659	481	19,140	22,376	648	23,024
Excess tax benefits	481	(481)	—	648	(648)	—
Net cash used in financing activities	$(857)	$(481)	$(1,338)	$(1,439)	$(648)	$(2,087)

				Year Ended December 31, 2015
				As Previously Reported	Adjustment	Recast
Excess tax benefits				$(548)	$548	$—
Net cash provided by operating activities				26,024	548	26,572
Excess tax benefits				548	(548)	—
Net cash used in financing activities				$(3,677)	$(548)	$(4,225)
Consolidated Statements of Cash Flows for Google have not been updated as Google ceased reporting for periods subsequent to the year ended December 31, 2015.
Revision of Previously Issued Financial Statements
In the second quarter of 2015, we identified an incorrect classification of certain revenues between legal entities, and as a consequence, we revised our income tax expense for periods beginning in 2008 through the first quarter of 2015 in the cumulative amount of $711 million. We evaluated the materiality of the income tax expense impact quantitatively and qualitatively and concluded it was not material to any of the prior periods impacted and that correction of income tax expense as an out of period adjustment in the quarter ended June 30, 2015 would not be material to our consolidated financial statements for the year ending December 31, 2015. Consolidated revenues are not impacted. We elected to revise previously issued consolidated financial statements for the periods impacted. Refer to Note 17 for additional information.
Prior Period Reclassifications
Certain amounts in prior periods have been reclassified to conform with current period presentation.
Note 2. Financial Instruments
We classify our cash equivalents and marketable securities within Level 1 or Level 2 in the fair value hierarchy because we use quoted market prices or alternative pricing sources and models utilizing market observable inputs to determine their fair value. We classify our foreign currency and interest rate derivative contracts primarily within Level 2 in the fair value hierarchy as the valuation inputs are based on quoted prices and market observable data of similar instruments.
Cash, Cash Equivalents, and Marketable Securities
 The following tables summarize our cash, cash equivalents and marketable securities by significant investment categories as of December 31, 2014 and 2015 (in millions):

Alphabet Inc. and Google Inc.

	As of December 31, 2014
	Adjusted Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cash and Cash Equivalents	Marketable Securities
Cash	$9,863	$0	$0	$9,863	$9,863	$0
Level 1:
Money market and other funds	2,532	0	0	2,532	2,532	0
U.S. government notes	15,320	37	(4)	15,353	1,128	14,225
Marketable equity securities	988	428	(64)	1,352	0	1,352
	18,840	465	(68)	19,237	3,660	15,577
Level 2:
Time deposits(1)	2,409	0	0	2,409	2,309	100
Money market and other funds(2)	1,762	0	0	1,762	1,762	0
Fixed-income bond funds(3)	385	0	(38)	347	0	347
U.S. government agencies	2,327	8	(1)	2,334	750	1,584
Foreign government bonds	1,828	22	(10)	1,840	0	1,840
Municipal securities	3,370	33	(6)	3,397	3	3,394
Corporate debt securities	11,499	114	(122)	11,491	0	11,491
Agency mortgage-backed securities	8,196	109	(42)	8,263	0	8,263
Asset-backed securities	3,456	1	(5)	3,452	0	3,452
	35,232	287	(224)	35,295	4,824	30,471
Total	$63,935	$752	$(292)	$64,395	$18,347	$46,048

	As of December 31, 2015
	Adjusted Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cash and Cash Equivalents	Marketable Securities
Cash	$7,380	$0	$0	$7,380	$7,380	$0
Level 1:
Money market and other funds	5,623	0	0	5,623	5,623	0
U.S. government notes	20,922	27	(48)	20,901	258	20,643
Marketable equity securities	692	155	0	847	0	847
	27,237	182	(48)	27,371	5,881	21,490
Level 2:
Time deposits(1)	3,223	0	0	3,223	2,012	1,211
Money market and other funds(2)	1,140	0	0	1,140	1,140	0
Fixed-income bond funds(3)	219	0	0	219	0	219
U.S. government agencies	1,367	2	(3)	1,366	0	1,366
Foreign government bonds	2,242	14	(23)	2,233	0	2,233
Municipal securities	3,812	47	(4)	3,855	0	3,855
Corporate debt securities	13,809	53	(278)	13,584	136	13,448
Agency mortgage-backed securities	9,680	48	(57)	9,671	0	9,671
Asset-backed securities	3,032	0	(8)	3,024	0	3,024
	38,524	164	(373)	38,315	3,288	35,027
Total	$73,141	$346	$(421)	$73,066	$16,549	$56,517

(1)	The majority of our time deposits are foreign deposits.

(2)
The balances as of December 31, 2014 and 2015 were related to cash collateral received in connection with our securities lending program, which was invested in reverse repurchase agreements maturing within three months. See section titled "Securities Lending Program" below for further discussion of this program.

(3)	Fixed-income bond funds consist of mutual funds that primarily invest in corporate and government bonds.
We determine realized gains or losses on the marketable securities on a specific identification method. We recognized gross realized gains of $416 million, $238 million, and $357 million for the years ended December 31,

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2013, 2014, and 2015. We recognized gross realized losses of $258 million, $85 million, and $565 million for the years ended December 31, 2013, 2014, and 2015. We reflect these gains and losses as a component of other income (expense), net, in the accompanying Consolidated Statements of Income.
The following table summarizes the estimated fair value of our investments in marketable debt securities, accounted for as available-for-sale securities and classified by the contractual maturity date of the securities (in millions):

As of December 31, 2015
Due in 1 year	$7,900
Due in 1 year through 5 years	30,141
Due in 5 years through 10 years	7,199
Due after 10 years	10,211
Total	$55,451
The following tables present gross unrealized losses and fair values for those investments that were in an unrealized loss position as of December 31, 2014 and 2015, aggregated by investment category and the length of time that individual securities have been in a continuous loss position (in millions):

	As of December 31, 2014
	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. government notes	$4,490	$(4)	$0	$0	$4,490	$(4)
U.S. government agencies	830	(1)	0	0	830	(1)
Foreign government bonds	255	(7)	43	(3)	298	(10)
Municipal securities	877	(3)	174	(3)	1,051	(6)
Corporate debt securities	5,851	(112)	225	(10)	6,076	(122)
Agency mortgage-backed securities	609	(1)	2,168	(41)	2,777	(42)
Asset-backed securities	2,388	(4)	174	(1)	2,562	(5)
Fixed-income bond funds	347	(38)	0	0	347	(38)
Marketable equity securities	690	(64)	0	0	690	(64)
Total	$16,337	$(234)	$2,784	$(58)	$19,121	$(292)

	As of December 31, 2015
	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. government notes	$13,757	$(48)	$0	$0	$13,757	$(48)
U.S. government agencies	864	(3)	0	0	864	(3)
Foreign government bonds	885	(18)	36	(5)	921	(23)
Municipal securities	1,116	(3)	41	(1)	1,157	(4)
Corporate debt securities	9,192	(202)	784	(76)	9,976	(278)
Agency mortgage-backed securities	5,783	(34)	721	(23)	6,504	(57)
Asset-backed securities	2,508	(7)	386	(1)	2,894	(8)
Total	$34,105	$(315)	$1,968	$(106)	$36,073	$(421)
During the years ended December 31, 2013 and 2014, we did not recognize any other-than-temporary impairment loss. During the year ended December 31, 2015, we recognized $281 million of other-than-temporary impairment losses related to our marketable equity securities and fixed-income bond funds. Those losses are included in gains (losses) on marketable securities, net as a component of other income (expense), net, in the accompanying Consolidated Statements of Income. See Note 10 for further details on other income (expense), net.
Securities Lending Program

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From time to time, we enter into securities lending agreements with financial institutions to enhance investment income. We loan certain securities which are collateralized in the form of cash or securities. Cash collateral is usually invested in reverse repurchase agreements which are collateralized in the form of securities.
We classify loaned securities as cash equivalents or marketable securities and record the cash collateral as an asset with a corresponding liability in the accompanying Consolidated Balance Sheets. We classify reverse repurchase agreements maturing within three months as cash equivalents and those longer than three months as receivable under reverse repurchase agreements in the accompanying Consolidated Balance Sheets. For security collateral received, we do not record an asset or liability except in the event of counterparty default.
Our securities lending transactions were accounted for as secured borrowings with significant investment categories as follows (in millions):

	As of December 31, 2015
	Remaining Contractual Maturity of the Agreements
Securities Lending Transactions	Overnight and Continuous	Up to 30 days	30 - 90 Days	Greater Than 90 Days	Total
U.S. government notes	$1,322	$31	$0	$306	$1,659
U.S. government agencies	504	77	0	0	581
Corporate debt securities	188	0	0	0	188
Total	$2,014	$108	$0	$306	$2,428
Gross amount of recognized liabilities for securities lending in offsetting disclosure					$2,428
Amounts related to agreements not included in securities lending in offsetting disclosure					$0
Derivative Financial Instruments
We recognize derivative instruments as either assets or liabilities in the accompanying Consolidated Balance Sheets at fair value. We record changes in the fair value (i.e., gains or losses) of the derivatives in the accompanying Consolidated Statements of Income as other income (expense), net, as part of revenues, or as a component of accumulated other comprehensive income (AOCI) in the accompanying Consolidated Balance Sheets, as discussed below.
We enter into foreign currency contracts with financial institutions to reduce the risk that our cash flows and earnings will be adversely affected by foreign currency exchange rate fluctuations. We use certain interest rate derivative contracts to hedge interest rate exposures on our fixed income securities and debt. Our program is not used for trading or speculative purposes.
We enter into master netting arrangements, which reduce credit risk by permitting net settlement of transactions with the same counterparty. To further reduce credit risk, we enter into collateral security arrangements under which the counterparty is required to provide collateral when the net fair value of certain financial instruments fluctuates from contractually established thresholds. We can take possession of the collateral in the event of counterparty default. As of December 31, 2014 and 2015, we received cash collateral related to the derivative instruments under our collateral security arrangements of $268 million and $192 million.
Cash Flow Hedges
We use options designated as cash flow hedges to hedge certain forecasted revenue transactions denominated in currencies other than the U.S. dollar. The notional principal of these contracts was approximately $13.6 billion and $16.4 billion as of December 31, 2014 and 2015. These foreign exchange contracts have maturities of 36 months or less.
In 2012, we entered into forward-starting interest rate swaps with a total notional amount of $1.0 billion and terms calling for us to receive interest at a variable rate and to pay interest at a fixed rate, that effectively locked in an interest rate on our anticipated debt issuance of $1.0 billion in 2014. We issued $1.0 billion of unsecured senior notes in February 2014 (See details in Note 4). As a result, we terminated the forward-starting interest rate swaps upon the debt issuance. The cash gain associated with the termination is reported within Operating Activities in the Consolidated Statement of Cash Flows for the year ended December 31, 2014, consistent with the impact of the hedged item.
We reflect gain or loss on the effective portion of a cash flow hedge as a component of AOCI and subsequently reclassify cumulative gains and losses to revenues or interest expense when the hedged transactions are recorded. If the hedged transactions become probable of not occurring, the corresponding amounts in AOCI would be immediately reclassified to other income (expense), net. Further, we exclude the change in the time value of the options from our

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assessment of hedge effectiveness. We record the premium paid or time value of an option on the date of purchase as an asset. Thereafter, we recognize changes to this time value in other income (expense), net.
As of December 31, 2015, the effective portion of our cash flow hedges before tax effect was $375 million, of which $293 million is expected to be reclassified from AOCI into earnings within the next 12 months.
Fair Value Hedges
We use forward contracts designated as fair value hedges to hedge foreign currency risks for our investments denominated in currencies other than the U.S. dollar. We exclude changes in the time value for forward contracts from the assessment of hedge effectiveness. The notional principal of these contracts was $1.5 billion and $1.8 billion as of December 31, 2014 and 2015.
We use interest rate swaps designated as fair value hedges to hedge interest rate risk for certain fixed rate securities. The notional principal of these contracts was $175 million and $295 million as of December 31, 2014 and 2015.
Gains and losses on these forward contracts and interest rate swaps are recognized in other income (expense), net, along with the offsetting losses and gains of the related hedged items.
Other Derivatives
Other derivatives not designated as hedging instruments consist of forward and option contracts that we use to hedge intercompany transactions and other monetary assets or liabilities denominated in currencies other than the local currency of a subsidiary. We recognize gains and losses on these contracts, as well as the related costs in other income (expense), net, along with the foreign currency gains and losses on monetary assets and liabilities. The notional principal of foreign exchange contracts outstanding was $6.2 billion and $7.5 billion as of December 31, 2014 and 2015.
We also use exchange-traded interest rate futures contracts and “To Be Announced” (TBA) forward purchase commitments of mortgage-backed assets to hedge interest rate risks on certain fixed income securities. The TBA contracts meet the definition of derivative instruments in cases where physical delivery of the assets is not taken at the earliest available delivery date. Our interest rate futures and TBA contracts (together interest rate contracts) are not designated as hedging instruments. We recognize gains and losses on these contracts, as well as the related costs, in other income (expense), net. The gains and losses are generally economically offset by unrealized gains and losses in the underlying available-for-sale securities, which are recorded as a component of AOCI until the securities are sold or other-than-temporarily impaired, at which time the amounts are moved from AOCI into other income (expense), net. The total notional amounts of interest rate contracts outstanding were $150 million and $50 million as of December 31, 2014 and 2015.

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The fair values of our outstanding derivative instruments were as follows (in millions):

		As of December 31, 2014
	Balance Sheet Location	Fair Value of Derivatives Designated as Hedging Instruments	Fair Value of Derivatives Not Designated as Hedging Instruments	Total Fair Value
Derivative Assets:
Level 2:
Foreign exchange contracts	Prepaid revenue share, expenses and other assets, current and non-current	$851	$0	$851
Interest rate contracts	Prepaid revenue share, expenses and other assets, current and non-current	1	0	1
Total		$852	$0	$852
Derivative Liabilities:
Level 2:
Foreign exchange contracts	Accrued expenses and other current liabilities	$0	$3	$3
Interest rate contracts	Accrued expenses and other liabilities, current and non-current	1	0	1
Total		$1	$3	$4

		As of December 31, 2015
	Balance Sheet Location	Fair Value of Derivatives Designated as Hedging Instruments	Fair Value of Derivatives Not Designated as Hedging Instruments	Total Fair Value
Derivative Assets:
Level 2:
Foreign exchange contracts	Prepaid revenue share, expenses and other assets, current and non-current	$626	$2	$628
Total		$626	$2	$628
Derivative Liabilities:
Level 2:
Foreign exchange contracts	Accrued expenses and other current liabilities	$1	$13	$14
Interest rate contracts	Accrued expenses and other liabilities, current and non-current	2	0	2
Total		$3	$13	$16

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The effect of derivative instruments in cash flow hedging relationships on income and other comprehensive income (OCI) is summarized below (in millions):

	Gains (Losses) Recognized in OCI on Derivatives Before Tax Effect (Effective Portion)
	Year Ended December 31,
Derivatives in Cash Flow Hedging Relationship	2013	2014	2015
Foreign exchange contracts	$92	$929	$964
Interest rate contracts	86	(31)	0
Total	$178	$898	$964

	Gains Reclassified from AOCI into Income (Effective Portion)
		Year Ended December 31,
Derivatives in Cash Flow Hedging Relationship	Location	2013	2014	2015
Foreign exchange contracts	Revenues	$95	$171	$1,399
Interest rate contracts	Other income (expense), net	0	4	5
Total		$95	$175	$1,404

	Gains (Losses) Recognized in Income on Derivatives (Amount Excluded from Effectiveness Testing and Ineffective Portion) (1)
		Year Ended December 31,
Derivatives in Cash Flow Hedging Relationship	Location	2013	2014	2015
Foreign exchange contracts	Other income (expense), net	$(280)	$(279)	$(297)
Interest rate contracts	Other income (expense), net	0	4	0
Total		$(280)	$(275)	$(297)

(1)	Gains (losses) related to the ineffective portion of the hedges were not material in all periods presented.
The effect of derivative instruments in fair value hedging relationships on income is summarized below (in millions):

	Gains (Losses) Recognized in Income on Derivatives(2)
		Year Ended December 31,
Derivatives in Fair Value Hedging Relationship	Location	2013	2014	2015
Foreign Exchange Hedges:
Foreign exchange contracts	Other income (expense), net	$16	$115	$170
Hedged item	Other income (expense), net	(25)	(123)	(176)
Total		$(9)	$(8)	$(6)
Interest Rate Hedges:
Interest rate contracts	Other income (expense), net	$0	$0	$(2)
Hedged item	Other income (expense), net	0	0	2
Total		$0	$0	$0

(2)	Losses related to the amount excluded from effectiveness testing of the hedges were $9 million, $8 million, and $6 million for the years ended December 31, 2013, 2014, and 2015.

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The effect of derivative instruments not designated as hedging instruments on income is summarized below (in millions):

	Gains (Losses) Recognized in Income on Derivatives
		Year Ended December 31,
Derivatives Not Designated As Hedging Instruments	Location	2013	2014	2015
Foreign exchange contracts	Other income (expense), net, and net loss from discontinued operations	$118	$237	$198
Interest rate contracts	Other income (expense), net	4	2	1
Total		$122	$239	$199
Offsetting of Derivatives, Securities Lending, and Reverse Repurchase Agreements
We present our derivatives, securities lending and reverse repurchase agreements at gross fair values in the Consolidated Balance Sheets. However, our master netting and other similar arrangements allow net settlements under certain conditions. As of December 31, 2014 and 2015, information related to these offsetting arrangements was as follows (in millions):

Offsetting of Assets
	As of December 31, 2014
					Gross Amounts Not Offset in the Consolidated Balance Sheets, but Have Legal Rights to Offset
Description	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Consolidated Balance Sheets	Net Presented in the Consolidated Balance Sheets		Financial Instruments		Cash Collateral Received	Non-Cash Collateral Received	Net Assets Exposed
Derivatives	$852	$0	$852		$(1)	(1)	$(251)	$(412)	$188
Reverse repurchase agreements	2,637	0	2,637	(2)	0		0	(2,637)	0
Total	$3,489	$0	$3,489		$(1)		$(251)	$(3,049)	$188

	As of December 31, 2015
					Gross Amounts Not Offset in the Consolidated Balance Sheets, but Have Legal Rights to Offset
Description	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Consolidated Balance Sheets	Net Presented in the Consolidated Balance Sheets		Financial Instruments		Cash Collateral Received	Non-Cash Collateral Received	Net Assets Exposed
Derivatives	$628	$0	$628		$(13)	(1)	$(189)	$(214)	$212
Reverse repurchase agreements	1,590	0	1,590	(2)	0		0	(1,590)	0
Total	$2,218	$0	$2,218		$(13)		$(189)	$(1,804)	$212

(1)	The balances as of December 31, 2014 and 2015 were related to derivative liabilities which are allowed to be net settled against derivative assets in accordance with our master netting agreements.

(2)
The balances as of December 31, 2014 and 2015 included $1,762 million and $1,140 million recorded in cash and cash equivalents, respectively, and $875 million and $450 million recorded in receivable under reverse repurchase agreements, respectively.

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Offsetting of Liabilities
	As of December 31, 2014
				Gross Amounts Not Offset in the Consolidated Balance Sheets, but Have Legal Rights to Offset
Description	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheets	Net Presented in the Consolidated Balance Sheets	Financial Instruments		Cash Collateral Pledged	Non-Cash Collateral Pledged	Net Liabilities
Derivatives	$4	$0	$4	$(1)	(3)	$0	$0	$3
Securities lending agreements	2,778	0	2,778	0		0	(2,740)	38
Total	$2,782	$0	$2,782	$(1)		$0	$(2,740)	$41

	As of December 31, 2015
				Gross Amounts Not Offset in the Consolidated Balance Sheets, but Have Legal Rights to Offset
Description	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheets	Net Presented in the Consolidated Balance Sheets	Financial Instruments		Cash Collateral Pledged	Non-Cash Collateral Pledged	Net Liabilities
Derivatives	$16	$0	$16	$(13)	(3)	$(3)	$0	$0
Securities lending agreements	2,428	0	2,428	0		0	(2,401)	27
Total	$2,444	$0	$2,444	$(13)		$(3)	$(2,401)	$27

(3)	The balances as of December 31, 2014 and 2015 were related to derivative assets which are allowed to be net settled against derivative liabilities in accordance with our master netting agreements.
Note 3. Non-Marketable Investments
Our non-marketable investments include non-marketable equity investments and non-marketable debt securities.
Non-Marketable Equity Investments
Our non-marketable equity investments are investments we have made in privately-held companies accounted for under the equity or cost method and are not required to be consolidated under the variable interest or voting models. As of December 31, 2014 and 2015, these investments accounted for under the equity method had a carrying value of approximately $1.3 billion and $1.6 billion, respectively, and those investments accounted for under the cost method had a carrying value of $1.8 billion and $2.6 billion, respectively. For investments accounted for under the cost method, the fair value was approximately $7.5 billion as of December 31, 2015. The fair value of the cost method investments are primarily determined from data leveraging private-market transactions and are classified within Level 3 in the fair value hierarchy. We periodically review our non-marketable equity investments for impairment. No material impairments were recognized for the years ended December 31, 2013, 2014, and 2015. Our share of gains and losses in equity method investments for the year ended December 31, 2015 was a net loss of approximately $227 million and not material for the years ended December 31, 2013 and 2014. We reflect these losses as a component of other income (expense), net, in the accompanying Consolidated Statements of Income.
We determined that certain renewable energy investments included in our non-marketable equity investments are VIEs. However, we do not consolidate these entities in our financial statements because we do not have the power to direct the activities of the VIE that most significantly impact the VIE's economic performance and account for those investments under the equity method. Our involvement with investments in renewable energy relate to our equity investments in entities whose activities involve power generation. We have determined that the governance structures of these entities do not allow us to direct the activities that would significantly impact the entity's economic performance such as setting operating budgets. The carrying value of renewable energy investments accounted for under the equity method by Google that are VIEs was $302 million as of December 31, 2015 with the maximum exposure of $316 million. As a result of the adoption of ASU 2015-02, the carrying value of our renewable energy investments accounted for under the equity method by Alphabet that are VIEs were $1.0 billion and $1.3 billion as of December 31, 2014 and 2015, respectively, with a maximum exposure of $1.1 billion and $1.3 billion as of December 31, 2014 and 2015, respectively. The maximum exposure is based on investments to date plus future funding commitments.  We have determined the single source of our exposure to these VIE’s is our capital investment in these entities. We periodically reassess whether we are the primary beneficiary of a VIE. The reassessment process considers whether we have

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acquired the power to direct the most significant activities of the VIE through changes in governing documents or other circumstances. We also reconsider whether entities previously determined not to be VIEs have become VIEs, based on changes in facts and circumstances including changes in contractual arrangements and capital structure.
Non-Marketable Debt Securities
Our non-marketable debt securities are primarily preferred stock that are redeemable at our option and convertible notes issued by private companies. These debt securities do not have readily determinable market values and are categorized accordingly as Level 3 in the fair value hierarchy. To estimate the fair value of these securities, we use a combination of valuation methodologies, including market and income approaches based on prior transaction prices; estimated timing, probability, and amount of cash flows; and illiquidity considerations. Financial information of private companies may not be available and consequently we will estimate the value based on the best available information at the measurement date. We estimate a range of fair values based on valuation approaches noted above and as of December 31, 2014 and 2015, the fair value recorded on the Consolidated Balance Sheets for individual investments is within the range. No material impairments were recognized for the years ended December 31, 2013, 2014, and 2015.
The following table presents a reconciliation for our assets measured and recorded at fair value on a recurring basis, using significant unobservable inputs (Level 3) (in millions):

Level 3
Balance as of December 31, 2014	$90
Purchases, issuances, and settlements(1)	934
Balance as of December 31, 2015	$1,024

(1)	Purchases of securities included our $900 million investment in SpaceX, a space exploration and space transport company, made during January 2015.
Note 4. Debt
Short-Term Debt
We have a debt financing program of up to $3.0 billion through the issuance of commercial paper. Net proceeds from this program are used for general corporate purposes. As of December 31, 2014 and 2015, we had $2.0 billion of outstanding commercial paper recorded as short-term debt with a weighted-average interest rate of 0.1% and 0.2%, respectively. In conjunction with this program, we have a $3.0 billion revolving credit facility expiring in July 2016. The interest rate for the credit facility is determined based on a formula using certain market rates. As of December 31, 2014 and 2015, we were in compliance with the financial covenant in the credit facility, and no amounts were outstanding under the credit facility as of December 31, 2014 and 2015. The estimated fair value of the short-term debt approximated its carrying value as of December 31, 2014 and 2015.

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Long-Term Debt
We issued $1.0 billion of unsecured senior notes (the "2014 Notes") in February 2014 and $3.0 billion of unsecured senior notes in three tranches (collectively, the "2011 Notes") in May 2011. We used the net proceeds from the issuance of the 2011 Notes to repay a portion of our outstanding commercial paper and for general corporate purposes. We used the net proceeds from the issuance of the 2014 Notes for the repayment of the portion of the principal amount of our 2011 Notes which matured on May 19, 2014 and for general corporate purposes. The total outstanding Notes are summarized below (in millions):

	As of December 31, 2014	As of December 31, 2015
Short-Term Portion of Long-Term Debt
2.125% Notes due on May 19, 2016	$0	$1,000
Capital Lease Obligation	10	225
Total Short-Term Portion of Long-Term Debt	$10	$1,225

Long-Term Debt
2.125% Notes due on May 19, 2016	$1,000	$0
3.625% Notes due on May 19, 2021	1,000	1,000
3.375% Notes due on February 25, 2024	1,000	1,000
Unamortized discount for the Notes above	(8)	(5)
Subtotal	2,992	1,995
Capital Lease Obligation	236	0
Total Long-Term Debt	$3,228	$1,995
The effective interest yields of the Notes due in 2016, 2021, and 2024 were 2.241%, 3.734%, and 3.377%, respectively. Interest on the 2011 and 2014 Notes is payable semi-annually. The 2011 and 2014 Notes rank equally with each other and with all of our other senior unsecured and unsubordinated indebtedness from time to time outstanding. We may redeem the 2011 and 2014 Notes at any time in whole or in part at specified redemption prices. We are not subject to any financial covenants under the 2011 Notes or the 2014 Notes. The total estimated fair value of the 2011 and 2014 Notes was approximately $3.1 billion at both December 31, 2014 and 2015. The fair value of the outstanding 2011 and 2014 Notes was determined based on observable market prices in less active markets and is categorized accordingly as Level 2 in the fair value hierarchy.
In August 2013, we entered into a capital lease obligation on certain property expiring in 2028. We intend to exercise the option to purchase the property in 2016, and as such the long term portion of the capital lease obligation was reclassified as short term. The effective rate of the capital lease obligation approximates the market rate. The estimated fair value of the capital lease obligation approximated its carrying value as of December 31, 2014 and 2015.
As of December 31, 2015, aggregate future principal payments for long-term debt (including short-term portion of long-term debt) and capital lease obligation were as follows (in millions):

Years Ending
2016	$1,225
2017	0
2018	0
2019	0
Thereafter	2,000
Total	$3,225
In January 2016, the board of directors of Alphabet authorized the company to issue up to $5.0 billion of commercial paper from time to time and to enter into a $4.0 billion revolving credit facility to replace Google's existing $3.0 billion revolving credit facility.

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Note 5. Balance Sheet Components
Property and Equipment, Net
Property and equipment, net, consisted of the following (in millions):

	As of December 31, 2014	As of December 31, 2015
Land and buildings	$13,326	$16,518
Information technology assets	10,918	13,645
Construction in progress	6,555	7,324
Leasehold improvements	1,868	2,576
Furniture and fixtures	79	83
Property and equipment, gross	32,746	40,146
Less: accumulated depreciation and amortization	(8,863)	(11,130)
Property and equipment, net	$23,883	$29,016
Property under capital lease with a cost basis of $258 million was included in land and buildings as of December 31, 2015.
Prepaid Revenue Share, Expenses and Other Assets, Non-Current
Note Receivable
In connection with the sale of our Motorola Mobile business on October 29, 2014 (see Note 9 for additional information), we received an interest-free, three-year prepayable promissory note (the "Note Receivable") due October 2017 from Lenovo. The Note Receivable is included in prepaid revenue share, expenses and other assets, non-current, on our Consolidated Balance Sheets. Based on the general market conditions and the credit quality of Lenovo, we discounted the Note Receivable at an effective interest rate of 4.5%. The outstanding balances are shown in the table below (in millions):

	As of December 31, 2014	As of December 31, 2015
Principal of the Note Receivable	$1,500	$1,448
Less: unamortized discount for the Note Receivable	(175)	(112)
Total	$1,325	$1,336
As of December 31, 2014 and 2015, we did not recognize a valuation allowance on the Note Receivable.
Accumulated Other Comprehensive Income
The components of AOCI, net of tax, were as follows (in millions):

	Foreign Currency Translation Adjustments	Unrealized Gains (Losses) on Available-for-Sale Investments	Unrealized Gains on Cash Flow Hedges	Total
Balance as of December 31, 2012	$(73)	$604	$7	$538

Other comprehensive income (loss) before reclassifications	89	(392)	112	(191)
Amounts reclassified from AOCI	0	(162)	(60)	(222)
Other comprehensive income (loss)	89	(554)	52	(413)
Balance as of December 31, 2013	$16	$50	$59	$125

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	Foreign Currency Translation Adjustments	Unrealized Gains (Losses) on Available-for-Sale Investments	Unrealized Gains on Cash Flow Hedges	Total
Balance as of December 31, 2013	$16	$50	$59	$125

Other comprehensive income (loss) before reclassifications	(996)	505	651	160
Amounts reclassified from AOCI	0	(134)	(124)	(258)
Other comprehensive income (loss)	(996)	371	527	(98)
Balance as of December 31, 2014	$(980)	$421	$586	$27

	Foreign Currency Translation Adjustments	Unrealized Gains (Losses) on Available-for-Sale Investments	Unrealized Gains on Cash Flow Hedges	Total
Balance as of December 31, 2014	$(980)	$421	$586	$27

Other comprehensive income (loss) before reclassifications	(1,067)	(715)	676	(1,106)
Amounts reclassified from AOCI	0	208	(1,003)	(795)
Other comprehensive income (loss)	(1,067)	(507)	(327)	(1,901)
Balance as of December 31, 2015	$(2,047)	$(86)	$259	$(1,874)
The effects on net income of amounts reclassified from AOCI were as follows (in millions):

		Gains (Losses) Reclassified from AOCI to the Consolidated Statement of Income
		Year Ended December 31,
AOCI Components	Location	2013	2014	2015
Unrealized gains (losses) on available-for-sale investments
	Other income (expense), net	$158	$153	$(208)
	Net Income (loss) from discontinued operations	43	0	0
	Provision for income taxes	(39)	(19)	0
	Net of tax	$162	$134	$(208)

Unrealized gains on cash flow hedges
Foreign exchange contracts	Revenue	$95	$171	$1,399
Interest rate contracts	Other income (expense), net	0	4	5
	Provision for income taxes	(35)	(51)	(401)
	Net of tax	$60	$124	$1,003

Total amount reclassified, net of tax		$222	$258	$795
Note 6. Acquisitions
2015 Acquisitions
bebop Technologies
In December 2015, we completed the acquisition of bebop Technologies Inc. (bebop), a company with a cloud-based development platform focused on enterprise applications. The fair value of total consideration transferred in connection with the close was $272 million, of which $1 million was paid in cash and $271 million was paid in the form of Alphabet Class C capital stock. We issued a total of approximately 514 thousand shares of Alphabet Class C capital

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stock in relation to this acquisition, part of which will be accounted for as compensation expense. The fair value of the shares of capital stock issued was determined based on the closing market price of Alphabet's Class C capital stock as of the close date. The Class C capital stock issued by Alphabet in connection with the acquisition was treated as a capital contribution from Alphabet to Google. We expect the acquisition will help us provide a new platform to build and maintain enterprise applications. As part of the acquisition, Diane Greene, the former CEO of bebop and a member of our Board of Directors, has joined Google.
Of the total purchase price of $272 million, $28 million was cash acquired, $59 million was attributed to intangible assets, $206 million was attributed to goodwill, and $21 million was attributed to net liabilities assumed. The goodwill of $206 million is primarily attributable to the synergies expected to arise after the acquisition. Goodwill is not expected to be deductible for tax purposes.
Other Acquisitions
During the year ended December 31, 2015, we completed other acquisitions and purchases of intangible assets for total consideration of approximately $263 million. In aggregate, $4 million was cash acquired, $88 million was attributed to intangible assets, $138 million was attributed to goodwill, and $33 million was attributed to net assets acquired. These acquisitions generally enhance the breadth and depth of our offerings, as well as expanding our expertise in engineering and other functional areas. The amount of goodwill expected to be deductible for tax purposes is approximately $20 million.
Pro forma results of operations for these acquisitions have not been presented because they are not material to the consolidated results of operations, either individually or in aggregate.
For all acquisitions and purchases completed during the year ended December 31, 2015, patents and developed technology have a weighted-average useful life of 4.1 years, customer relationships have a weighted-average useful life of 4.0 years, and trade names and other have a weighted-average useful life of 6.8 years.
2014 Acquisitions
Nest
In February 2014, we completed the acquisition of Nest Labs, Inc. (Nest), a company whose mission is to reinvent devices in the home such as thermostats and smoke alarms. Prior to this transaction, we had an approximately 12% ownership interest in Nest. The acquisition is expected to enhance Google's suite of products and services and allow Nest to continue to innovate upon devices in the home, making them more useful, intuitive, and thoughtful, and to reach more users in more countries.
Of the total $2.6 billion purchase price and the fair value of our previously held equity interest of $152 million, $51 million was cash acquired, $430 million was attributed to intangible assets, $2.3 billion was attributed to goodwill, and $84 million was attributed to net liabilities assumed. The goodwill of $2.3 billion is primarily attributable to synergies expected to arise after the acquisition. Goodwill is not expected to be deductible for tax purposes.
This transaction is considered a “step acquisition” under GAAP whereby our ownership interest in Nest held before the acquisition was remeasured to fair value at the date of the acquisition. Such fair value was estimated by using discounted cash flow valuation methodologies. Inputs used in the methodologies primarily included projected future cash flows, discounted at a rate commensurate with the risk involved. The gain of $103 million as a result of remeasurement is included in other income (expense), net, on our Consolidated Statements of Income for the year ended December 31, 2014.
Dropcam
In July 2014, Nest completed the acquisition of Dropcam, Inc. (Dropcam), a company that enables consumers and businesses to monitor their homes and offices via video, for approximately $517 million in cash. With Dropcam on board, Nest expects to continue to reinvent products that will help shape the future of the connected home. Of the total purchase price of $517 million, $11 million was cash acquired, $55 million was attributed to intangible assets, $452 million was attributed to goodwill, and $1 million was attributed to net liabilities assumed. The goodwill of $452 million is primarily attributable to synergies expected to arise after the acquisition. Goodwill is not expected to be deductible for tax purposes.
Skybox
In August 2014, we completed the acquisition of Skybox Imaging, Inc. (Skybox), a satellite imaging company, for approximately $478 million in cash. We expect the acquisition to keep Google Maps accurate with up-to-date imagery and, over time, improve internet access and disaster relief. Of the total purchase price of $478 million, $6 million was cash acquired, $69 million was attributed to intangible assets, $388 million was attributed to goodwill, and $15 million

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was attributed to net assets acquired. The goodwill of $388 million is primarily attributable to the synergies expected to arise after the acquisition. Goodwill is not expected to be deductible for tax purposes.
Other Acquisitions
During the year ended December 31, 2014, we completed other acquisitions and purchases of intangible assets for total consideration of approximately $1,466 million, which includes the fair value of our previously held equity interest of $33 million. In aggregate, $65 million was cash acquired, $405 million was attributed to intangible assets, $1,045 million was attributed to goodwill, and $49 million was attributed to net liabilities assumed. These acquisitions generally enhance the breadth and depth of our offerings, as well as expanding our expertise in engineering and other functional areas. The amount of goodwill expected to be deductible for tax purposes is approximately $55 million.
Pro forma results of operations for these acquisitions have not been presented because they are not material to the consolidated results of operations, either individually or in aggregate.
For all acquisitions and purchases completed during the year ended December 31, 2014, patents and developed technology have a weighted-average useful life of 5.1 years, customer relationships have a weighted-average useful life of 4.5 years, and trade names and other have a weighted-average useful life of 6.9 years.
Note 7. Collaboration Agreement
On September 18, 2013, we announced the formation of Calico, a life science company with a mission to harness advanced technologies to increase our understanding of the biology that controls lifespan. Calico's results of operations and statement of financial position are included in our consolidated financial statements. As of December 31, 2015, Google has contributed $240 million to Calico in exchange for Calico convertible preferred units. As of December 31, 2015, Google has also committed to fund an additional $490 million on an as-needed basis.
In September 2014, AbbVie Inc. (AbbVie) and Calico announced a research and development collaboration intended to help both companies discover, develop, and bring to market new therapies for patients with age-related diseases, including neurodegeneration and cancer. As of December 31, 2015, AbbVie has contributed $750 million to fund the collaboration pursuant to the agreement, which reflects its total commitment. As of December 31, 2015, Calico has contributed $250 million and committed up to an additional $500 million.
Calico will use its scientific expertise to establish a world-class research and development facility, with a focus on drug discovery and early drug development; and AbbVie will provide scientific and clinical development support and its commercial expertise to bring new discoveries to market. Both companies will share costs and profits equally. AbbVie's contribution has been recorded as a liability on Calico's financial statements, which is reduced and reflected as a reduction to research and development expense as eligible research and development costs are incurred by Calico over the next few years.
As a result of the adoption of ASU 2014-10, Calico was determined to be a VIE for Alphabet.
Note 8. Goodwill and Other Intangible Assets
Goodwill
In conjunction with the Alphabet reorganization we are implementing a new operating structure. Consequently, beginning in the fourth quarter of 2015, we have multiple operating segments and reporting units, representing the individual businesses run separately under the Alphabet structure. Refer to Note 16 for further information. In conjunction with the changes to reporting units, we allocated goodwill to each reporting unit based on their relative fair values. The changes in the carrying amount of goodwill allocated to our disclosed segments for the years ended December 31, 2014 and 2015 were as follows (in millions):

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	Google	Other Bets	Total Consolidated
Balance as of December 31, 2013	$11,492	$—	$11,492
Acquisitions	4,208	—	4,208
Dispositions	(43)	—	(43)
Foreign currency translation and other adjustments	(58)	—	(58)
Balance as of December 31, 2014	$15,599	$—	$15,599
Acquisitions	139	—	139
Foreign currency translation and other adjustments	(71)	—	(71)
Allocation in the fourth quarter of 2015	(416)	416	—
Acquisitions	201	4	205
Foreign currency translation and other adjustments	4	(7)	(3)
Balance as of December 31, 2015	$15,456	$413	$15,869
Other Intangible Assets
Information regarding our purchased intangible assets is as follows (in millions):

	As of December 31, 2014
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents and developed technology	$6,547	$2,513	$4,034
Customer relationships	1,410	1,168	242
Trade names and other	696	365	331
Total	$8,653	$4,046	$4,607

	As of December 31, 2015
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Patents and developed technology	$6,592	$3,213	$3,379
Customer relationships	1,343	1,201	142
Trade names and other	795	469	326
Total	$8,730	$4,883	$3,847
Patents and developed technology, customer relationships, and trade names and other have weighted-average useful lives from the date of purchase of 7.8 years, 6.0 years, and 5.4 years, respectively. Amortization expense relating to our purchased intangible assets was $1,011 million, $1,079 million, and $892 million for the years ended December 31, 2013, 2014, and 2015.
During the year ended December 31, 2014, we recorded an impairment charge in other cost of revenues of $378 million related to a patent licensing royalty asset acquired in connection with the Motorola acquisition, which we retained subsequent to the sale of Motorola Mobile. The asset was determined to be impaired due to prolonged decreased royalty payments and unpaid interest owed and was written down to its fair value. Fair value was determined based on a discounted cash flow method and reflects estimated future cash flows associated with the patent licensing royalty asset at the measurement date and falls within level 3 in fair value hierarchy. Impairments of intangible assets were not material for the year ended December 31, 2015.

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As of December 31, 2015, expected amortization expense for our purchased intangible assets for each of the next five years and thereafter was as follows (in millions):

2016	$806
2017	724
2018	637
2019	528
2020	434
Thereafter	718
$3,847
Note 9. Discontinued Operations
Motorola Mobile
On October 29, 2014, we closed the sale of the Motorola Mobile business to Lenovo for a total purchase price of approximately $2.9 billion, including $1.4 billion paid at close, comprised of $660 million in cash and $750 million in Lenovo ordinary shares (519.1 million shares). The remaining $1.5 billion was paid in the form of an interest-free, three-year prepayable promissory note.
We maintain ownership of the vast majority of the Motorola Mobile patent portfolio, including pre-closing patent applications and invention disclosures, which we licensed to Motorola Mobile for its continued operations. Additionally, in connection with the sale, we agreed to indemnify Lenovo for certain potential liabilities of the Motorola Mobile business, for which we recorded an indemnification liability of $130 million.
The sale resulted in a gain of $740 million, net of tax, which was presented as part of net income from discontinued operations in the Consolidated Statements of Income for the year ended December 31, 2014. Incremental to this net gain, we recognized additional income of $254 million, net of tax, in connection with certain IP licensing arrangements between the parties, included as part of net income from discontinued operations on the Consolidated Statements of Income for the year ended December 31, 2014.
The financial results of Motorola Mobile through the date of divestiture are presented as net income (loss) from discontinued operations on the Consolidated Statements of Income. The following table presents financial results of the Motorola Mobile business included in net income (loss) from discontinued operations for the years ended December 31, 2013 and 2014 (in millions):

	Year Ended December 31,
	2013	2014 (1)
Revenues	$4,306	$5,486

Loss from discontinued operations before income taxes	(1,403)	(177)
Benefits from/(Provision for) income taxes	270	(47)
Gain on disposal	0	740
Net (loss) income from discontinued operations	$(1,133)	$516

(1)	The operating results of Motorola Mobile were included in our Consolidated Statements of Income from January 1, 2014 through October 29, 2014, the date of divestiture.

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The following table presents the aggregate carrying amounts of the major classes of assets and liabilities divested (in millions):

Assets:
Cash and cash equivalents	$160
Accounts receivable	1,103
Inventories	217
Prepaid expenses and other current assets	357
Prepaid expenses and other assets, non-current	290
Property and equipment, net	542
Intangible assets, net	985
Goodwill	43
Total assets	$3,697

Liabilities:
Accounts payable	$1,238
Accrued compensation and benefits	163
Accrued expenses and other current liabilities	10
Deferred revenue, current	165
Other long-term liabilities	250
Total liabilities	$1,826
Motorola Home
On April 17, 2013, we sold the Motorola Home business to Arris for consideration of approximately $2,412 million in cash, including cash of $2,238 million received at the date of close and certain post-close adjustments of $174 million received in the third quarter of 2013, and approximately $175 million in Arris' common stock (10.6 million shares). Subsequent to the transaction, we own approximately 7.8% of the outstanding shares of Arris. Additionally, in connection with the disposition, we agreed to indemnify Arris for potential liability from certain intellectual property infringement litigation, for which we recorded an indemnification liability of $175 million, the majority of which was settled subsequent to the disposition.
The disposition resulted in a net gain of $757 million, which was presented as part of net income from discontinued operations in the Consolidated Statements of Income for the year ended December 31, 2013.
The financial results of Motorola Home through the date of divestiture are presented as net income (loss) from discontinued operations on the Consolidated Statement of Income. The following table presents financial results of the Motorola Home business included in net income (loss) from discontinued operations for the year ended December 31, 2013 (in millions):

Year Ended December 31,
2013 (1)
Revenues	$804

Loss from discontinued operations before income taxes	(67)
Benefits from income taxes	16
Gain on disposal	757
Net income from discontinued operations	$706

(1)	The operating results of Motorola Home were included in our Consolidated Statements of Income from January 1, 2013 through April 17, 2013, the date of divestiture.

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The following table presents the aggregate carrying amounts of the major classes of assets and liabilities divested (in millions):

Assets:
Accounts receivable	$424
Inventories	228
Deferred income taxes, net	144
Prepaid and other current assets	152
Property and equipment, net	282
Intangible assets, net	701
Other assets, non-current	182
Total assets	$2,113
Liabilities:
Accounts payable	$169
Accrued expenses and other liabilities	289
Total liabilities	$458
Note 10. Other Income (Expense), Net
The components of other income (expense), net, were as follows (in millions):

	Year Ended December 31,
	2013	2014	2015
Interest income	$766	$746	$999
Interest expense	(81)	(101)	(104)
Gain (loss) on marketable securities, net	158	153	(208)
Foreign currency exchange losses, net (1)	(379)	(402)	(422)
Gain (loss) on non-marketable investments, net	8	237	(126)
Loss on divestiture of businesses (2)	(57)	0	0
Other	81	130	152
Other income (expense), net	$496	$763	$291

(1)
Our foreign currency exchange losses,net are related to the option premium costs and forward points for our foreign currency hedging contracts, our foreign exchange transaction gains and losses from the conversion of the transaction currency to the functional currency, offset by the foreign currency hedging contract losses and gains. The net foreign currency transaction losses were $121 million, $107 million, and $123 million in 2013, 2014, and 2015, respectively.

(2)
Gain on divestiture of Motorola Home business was included in net income (loss) from discontinued operations for the year ended December 31, 2013. Gain on divestiture of Motorola Mobile business was included in net income (loss) from discontinued operations for the year ended December 31, 2014.

Note 11. Commitments and Contingencies
Operating Leases
We have entered into various non-cancelable operating lease agreements for certain of our offices, facilities, land, and data centers throughout the world with original lease periods expiring primarily between 2016 and 2063. We are committed to pay a portion of the actual operating expenses under certain of these lease agreements. These operating expenses are not included in the table below. Certain of these arrangements have free or escalating rent payment provisions. We recognize rent expense under such arrangements on a straight-line basis.

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As of December 31, 2015, future minimum payments under non-cancelable operating leases, net of sublease income amounts, were as follows over each of the next five years and thereafter (in millions):

	Operating Leases	Sub-lease Income	Net Operating Leases
2016	672	26	646
2017	794	13	781
2018	796	4	792
2019	769	3	766
2020	719	3	716
Thereafter	3,706	1	3,705
Total minimum payments	$7,456	$50	$7,406
Certain leases have adjustments for market provisions. Amounts in the above table represent our best estimates of future payments to be made under these leases.
We entered into certain non-cancelable lease agreements with original lease periods expiring between 2021 and 2032 where we are the deemed owner for accounting purposes of new construction projects. Future minimum lease payments under such leases total approximately $678 million, of which $422 million is included on the Consolidated Balance Sheet as of December 31, 2015. These amounts are presented as an asset and corresponding non-current liability, which represents our estimate of construction costs incurred to date. They have been excluded from the table above.
Rent expense under operating leases, including co-location arrangements, was $465 million, $570 million, and $734 million in 2013, 2014, and 2015.
Purchase Obligations
As of December 31, 2015, we had $1.7 billion of other non-cancelable contractual obligations, primarily related to data center operations and facility build-outs, video and other content licensing revenue sharing arrangements, as well as certain inventory purchase commitments.
Letters of Credit
As of December 31, 2015, we had unused letters of credit for $752 million.
Indemnifications
In the normal course of business, to facilitate transactions in our services and products, we indemnify certain parties, including advertisers, Google Network Members, and lessors with respect to certain matters. We have agreed to hold certain parties harmless against losses arising from a breach of representations or covenants, or out of intellectual property infringement or other claims made against certain parties. Several of these agreements limit the time within which an indemnification claim can be made and the amount of the claim. In addition, we have entered into indemnification agreements with our officers and directors, and our bylaws contain similar indemnification obligations to our agents.
It is not possible to make a reasonable estimate of the maximum potential amount under these indemnification agreements due to the unique facts and circumstances involved in each particular agreement. Additionally, we have a limited history of prior indemnification claims and the payments we have made under such agreements have not had a material adverse effect on our results of operations, cash flows, or financial position. However, to the extent that valid indemnification claims arise in the future, future payments by us could be significant and could have a material adverse effect on our results of operations or cash flows in a particular period.
As of December 31, 2015, we did not have any material indemnification claims that were probable or reasonably possible. As part of the sale of Motorola Home and Motorola Mobile businesses, we issued indemnifications for certain potential liabilities. Please see Note 9 for additional information.
Legal Matters
Antitrust Investigations
On November 30, 2010, the European Commission's (EC) Directorate General for Competition opened an investigation into various antitrust-related complaints against us. On April 15, 2015, the EC issued a Statement of

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Objections (SO) regarding the display and ranking of shopping search results. The EC also opened a formal investigation into Android. We responded to the SO on August 27, 2015 and will continue to cooperate with the EC.
The Comision Nacional de Defensa de la Competencia in Argentina, the Competition Commission of India (CCI), Brazil's Council for Economic Defense (CADE), the Canadian Competition Bureau (CCB), and the Federal Antimonopoly Service (FAS) of the Russian Federation have also opened investigations into certain of our business practices. In August 2015, we received the CCI Director General's report with interim findings of competition law infringements regarding search and ads. In September 2015, FAS found that there has been a competition law infringement in Android mobile distribution. We will respond to the CCI's report and have filed an appeal of the FAS decision. In July 2015, the Taiwan Fair Trade Commission informed us that it was closing its antitrust investigations of our business practices.
The state attorney general from Mississippi issued subpoenas in 2011 and 2012 in an antitrust investigation of our business practices. We have responded to those subpoenas, and we remain willing to cooperate with them if they have any further information requests.
Patent and Intellectual Property Claims
We have had patent, copyright, and trademark infringement lawsuits filed against us claiming that certain of our products, services, and technologies infringe the intellectual property rights of others. Adverse results in these lawsuits may include awards of substantial monetary damages, costly royalty or licensing agreements, or orders preventing us from offering certain features, functionalities, products, or services, and may also cause us to change our business practices, and require development of non-infringing products or technologies, which could result in a loss of revenues for us and otherwise harm our business. In addition, the U.S. International Trade Commission (ITC) has increasingly become an important forum to litigate intellectual property disputes because an ultimate loss for a company or its suppliers in an ITC action could result in a prohibition on importing infringing products into the U.S. Since the U.S. is an important market, a prohibition on importation could have an adverse effect on us, including preventing us from importing many important products into the U.S. or necessitating workarounds that may limit certain features of our products.
Furthermore, many of our agreements with our customers and partners require us to indemnify them for certain intellectual property infringement claims against them, which would increase our costs as a result of defending such claims, and may require that we pay significant damages if there were an adverse ruling in any such claims. Our customers and partners may discontinue the use of our products, services, and technologies, as a result of injunctions or otherwise, which could result in loss of revenues and adversely impact our business.
Other
We are also regularly subject to claims, suits, government investigations, and other proceedings involving competition (such as the pending EC investigations described above), intellectual property, privacy, tax, labor and employment, commercial disputes, content generated by our users, goods and services offered by advertisers or publishers using our platforms, personal injury, consumer protection, and other matters. Such claims, suits, government investigations, and other proceedings could result in fines, civil or criminal penalties, or other adverse consequences.
Certain of our outstanding legal matters include speculative claims for substantial or indeterminate amounts of damages. We record a liability when we believe that it is probable that a loss has been incurred and the amount can be reasonably estimated. If we determine that a loss is reasonably possible and the loss or range of loss can be estimated, we disclose the possible loss. We evaluate, on a monthly basis, developments in our legal matters that could affect the amount of liability that has been previously accrued, and the matters and related reasonably possible losses disclosed, and make adjustments as appropriate. Significant judgment is required to determine both likelihood of there being and the estimated amount of a loss related to such matters.
With respect to our outstanding legal matters, based on our current knowledge, we believe that the amount or range of reasonably possible loss will not, either individually or in the aggregate, have a material adverse effect on our business, consolidated financial position, results of operations, or cash flows. However, the outcome of such legal matters is inherently unpredictable and subject to significant uncertainties.
We expense legal fees in the period in which they are incurred.
Taxes
We are under audit by the Internal Revenue Service (IRS) and various other domestic and foreign tax authorities with regards to income tax and indirect tax matters. We have reserved for potential adjustments to our provision for income taxes and accrual of indirect taxes that may result from examinations by, or any negotiated agreements with, these tax authorities, and we believe that the final outcome of these examinations or agreements will not have a

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material effect on our results of operations. If events occur which indicate payment of these amounts is unnecessary, the reversal of the liabilities would result in the recognition of benefits in the period we determine the liabilities are no longer necessary. If our estimates of the federal, state, and foreign income tax liabilities and indirect tax liabilities are less than the ultimate assessment, it would result in a further charge to expense.
Please see Note 15 for additional information regarding contingencies related to our income taxes.
Note 12. Net Income Per Share
Alphabet
We compute net income per share of Class A and Class B common stock and Class C capital stock using the two-class method. Basic net income per share is computed using the weighted-average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted-average number of common shares and the effect of potentially dilutive securities outstanding during the period. Potentially dilutive securities consist of stock options, restricted stock units, and other contingently issuable shares. The dilutive effect of outstanding stock options, restricted stock units, and other contingently issuable shares is reflected in diluted earnings per share by application of the treasury stock method. The computation of the diluted net income per share of Class A common stock assumes the conversion of Class B common stock, while the diluted net income per share of Class B common stock does not assume the conversion of those shares.
The rights, including the liquidation and dividend rights, of the holders of our Class A and Class B common stock and Class C capital stock are identical, except with respect to voting. Further, there are a number of safeguards built into our certificate of incorporation, as well as Delaware law, which preclude our board of directors from declaring or paying unequal per share dividends on our Class A and Class B common stock and Class C capital stock. Specifically, Delaware law provides that amendments to our certificate of incorporation which would have the effect of adversely altering the rights, powers, or preferences of a given class of stock must be approved by the class of stock adversely affected by the proposed amendment. In addition, our certificate of incorporation provides that before any such amendment may be put to a stockholder vote, it must be approved by the unanimous consent of our board of directors. As a result, the undistributed earnings for each year are allocated based on the contractual participation rights of the Class A and Class B common shares and Class C capital stock as if the earnings for the year had been distributed. As the liquidation and dividend rights are identical, the undistributed earnings are allocated on a proportionate basis. The net income per share amounts are the same for Class A and Class B common stock and Class C capital stock because the holders of each class are legally entitled to equal per share distributions whether through dividends or in liquidation. Further, as we assume the conversion of Class B common stock in the computation of the diluted net income per share of Class A common stock, the undistributed earnings are equal to net income for that computation.
Stock Split Effected In Form of Stock Dividend
In January 2014, our board of directors approved the distribution of shares of Class C capital stock as a dividend to our holders of Class A and Class B common stock (the Stock Split). The Stock Split had a record date of March 27, 2014 and a payment date of April 2, 2014.
In the second quarter of 2015, in accordance with a settlement of litigation involving the authorization to distribute Class C capital stock, at the close of trading on April 2, 2015, the last trading day of the 365 day period following the first date the Class C shares traded on NASDAQ (Lookback Period), we determined that a payment (the Adjustment Payment) in the amount of $522 million was due to Class C capital stockholders. The amount of the Adjustment Payment was based on the percentage difference that developed between the volume-weighted average price of Class A and Class C shares during the Lookback Period, as supplied by NASDAQ Data-on-Demand, and was payable to holders of Class C capital stock as of the end of the Lookback Period in cash, Class A common stock, Class C capital stock, or a combination thereof, at the discretion of our board of directors. On April 22, 2015, our board of directors approved the Adjustment Payment in shares of Class C capital stock, and cash in lieu of any fractional shares of Class C capital stock. In May 2015, the Adjustment Payment was made, resulting in the issuance of approximately 853 thousand shares of Class C capital stock, with $475 million reflected in additional-paid in capital and $47 million of cash in lieu of fractional shares of Class C capital stock.
In the year ended December 31, 2015, the Adjustment Payment was allocated to the numerator for calculating net income per share of Class C capital stock from net income available to all stockholders and the remaining undistributed earnings were allocated on a pro rata basis to Class A and Class B common stock and Class C capital stock based on the number of shares used in the per share computation for each class of stock. The weighted-average share impact of the Adjustment Payment is included in the denominator of both basic and diluted net income per share computations for the year ended December 31, 2015.

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In the years ended December 31, 2013 and 2014, the net income per share amounts are the same for Class A and Class B common stock and Class C capital stock because the holders of each class are entitled to equal per share dividends or distributions in liquidation in accordance with our Amended and Restated Certificate of Incorporation of Alphabet Inc.
The par value per share of our shares of Class A and Class B common stock remained unchanged at $0.001 per share after the Stock Split. On the effective date of the Stock Split, a transfer between retained earnings and common stock occurred in an amount equal to the $0.001 par value of the Class C capital stock that was issued.
Share and per share amounts for the prior periods presented below have been retroactively adjusted to reflect the Stock Split.
Computation of Net Income Per Share
The following table sets forth the computation of basic and diluted net income per share of Class A and Class B common stock and Class C capital stock (in millions, except share amounts which are reflected in thousands and per share amounts):

	Year Ended December 31,
	2013
	Class A	Class B	Class C
Basic net income (loss) per share:
Numerator
Allocation of undistributed earnings - continuing operations	$5,407	$1,173	$6,580
Allocation of undistributed earnings - discontinued operations	(175)	(38)	(214)
Total	$5,232	$1,135	$6,366
Denominator
Number of shares used in per share computation	273,518	59,328	332,846
Basic net income (loss) per share:
Continuing operations	$19.77	$19.77	$19.77
Discontinued operations	(0.64)	(0.64)	(0.64)
Basic net income per share	$19.13	$19.13	$19.13
Diluted net income (loss) per share:
Numerator
Allocation of undistributed earnings for basic computation - continuing operations	$5,407	$1,173	$6,580
Reallocation of undistributed earnings as a result of conversion of Class B to Class A shares	1,173	0	0
Reallocation of undistributed earnings	0	(21)	0
Allocation of undistributed earnings - continuing operations	$6,580	$1,152	$6,580
Allocation of undistributed earnings for basic computation - discontinued operations	(175)	(38)	(214)
Reallocation of undistributed earnings as a result of conversion of Class B to Class A shares	(38)	0	0
Reallocation of undistributed earnings	(1)	1	1
Allocation of undistributed earnings - discontinued operations	$(214)	$(37)	$(213)
Denominator
Number of shares used in basic computation	273,518	59,328	332,846
Weighted-average effect of dilutive securities
Add:
Conversion of Class B to Class A common shares outstanding	59,328	0	0
Employee stock options	2,748	4	2,748
Restricted stock units and other contingently issuable shares	3,215	0	3,215
Number of shares used in per share computation	338,809	59,332	338,809
Diluted net income (loss) per share:
Continuing operations	$19.42	$19.42	$19.42
Discontinued operations	(0.63)	(0.63)	(0.63)
Diluted net income per share	$18.79	$18.79	$18.79

Alphabet Inc. and Google Inc.

	Year Ended December 31,
	2014
	Class A	Class B	Class C
Basic net income per share:
Numerator
Allocation of undistributed earnings - continuing operations	$5,700	$1,107	$6,813
Allocation of undistributed earnings - discontinued operations	216	42	258
Total	$5,916	$1,149	$7,071
Denominator
Number of shares used in per share computation	282,877	54,928	338,130
Basic net income per share:
Continuing operations	$20.15	$20.15	$20.15
Discontinued operations	0.76	0.76	0.76
Basic net income per share	$20.91	$20.91	$20.91
Diluted net income per share:
Numerator
Allocation of undistributed earnings for basic computation - continuing operations	$5,700	$1,107	$6,813
Reallocation of undistributed earnings as a result of conversion of Class B to Class A shares	1,107	0	0
Reallocation of undistributed earnings	(20)	(18)	20
Allocation of undistributed earnings - continuing operations	$6,787	$1,089	$6,833
Allocation of undistributed earnings for basic computation - discontinued operations	216	42	258
Reallocation of undistributed earnings as a result of conversion of Class B to Class A shares	42	0	0
Reallocation of undistributed earnings	(1)	(1)	1
Allocation of undistributed earnings - discontinued operations	$257	$41	$259
Denominator
Number of shares used in basic computation	282,877	54,928	338,130
Weighted-average effect of dilutive securities
Add:
Conversion of Class B to Class A common shares outstanding	54,928	0	0
Employee stock options	2,057	0	2,038
Restricted stock units and other contingently issuable shares	2,515	0	4,525
Number of shares used in per share computation	342,377	54,928	344,693
Diluted net income per share:
Continuing operations	$19.82	$19.82	$19.82
Discontinued operations	0.75	0.75	0.75
Diluted net income per share	$20.57	$20.57	$20.57

Alphabet Inc. and Google Inc.

	Year Ended December 31,
	2015
	Class A	Class B	Class C
Basic net income per share:
Numerator
Adjustment Payment to Class C capital stockholders - continuing operations	$0	$0	$522
Allocation of undistributed earnings - continuing operations	6,695	1,196	7,935
Allocation of undistributed earnings - discontinued operations	0	0	0
Total	$6,695	$1,196	$8,457
Denominator
Number of shares used in per share computation	289,640	51,745	343,241
Basic net income per share:
Continuing operations	$23.11	$23.11	$24.63
Discontinued operations	0.00	0.00	0.00
Basic net income per share	$23.11	$23.11	$24.63
Diluted net income per share:
Numerator
Adjustment Payment to Class C capital stockholders - continuing operations	$0	$0	$522
Allocation of undistributed earnings for basic computation - continuing operations	$6,695	$1,196	$7,935
Reallocation of undistributed earnings as a result of conversion of Class B to Class A shares	1,196	0	0
Reallocation of undistributed earnings	(39)	(14)	39
Allocation of undistributed earnings - continuing operations	7,852	1,182	7,974
Allocation of undistributed earnings for basic computation - discontinued operations	0	0	0
Reallocation of undistributed earnings as a result of conversion of Class B to Class A shares	0	0	0
Reallocation of undistributed earnings	0	0	0
Allocation of undistributed earnings - discontinued operations	$0	$0	$0
Denominator
Number of shares used in basic computation	289,640	51,745	343,241
Weighted-average effect of dilutive securities
Add:
Conversion of Class B to Class A common shares outstanding	51,745	0	0
Employee stock options	1,475	0	1,428
Restricted stock units and other contingently issuable shares	920	0	4,481
Number of shares used in per share computation	343,780	51,745	349,150
Diluted net income per share:
Continuing operations	$22.84	$22.84	$24.34
Discontinued operations	0.00	0.00	0.00
Diluted net income per share	$22.84	$22.84	$24.34
Google
Net income per share for Google is not required as its shares are not publicly traded.
Note 13. Stockholders’ Equity
Alphabet Reorganization
On October 2, 2015, Google implemented a legal reorganization, which resulted in Alphabet owning all of the outstanding stock of Google. Consequently, Google became a direct, wholly owned subsidiary of Alphabet. Each share of each class of Google stock issued and outstanding immediately prior to the legal reorganization automatically converted into an equivalent corresponding share of Alphabet stock, and Google’s stockholders immediately prior to the consummation of the legal reorganization became stockholders of Alphabet.
As a result of the reorganization, on October 2, 2015, the Fourth Amended and Restated Certificate of Incorporation of Google was amended to decrease the authorized number of shares of Class A common stock, Class B common

Alphabet Inc. and Google Inc.

stock and Class C capital stock, par value $0.001 per share, from 9 billion shares, 3 billion shares and 3 billion shares, respectively, to 500 shares of each class of stock, respectively. Additionally, the authorized number of shares of preferred stock, par value $0.001 per share, was decreased from 100 million shares to 500 shares. As of December 31, 2015, Google had 100 shares of Class A common stock, 100 shares of Class B common stock, and 100 shares of Class C capital stock outstanding, of which Alphabet was the sole owner.
Alphabet Convertible Preferred Stock
Our board of directors has authorized 100 million shares of convertible preferred stock, $0.001 par value, issuable in series. As of December 31, 2014 and 2015, there were no shares issued or outstanding.
Alphabet Class A and Class B Common Stock and Class C Capital Stock
Our board of directors has authorized three classes of stock, Class A and Class B common stock, and Class C capital stock. The rights of the holders of each class of our common and capital stock are identical, except with respect to voting. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to 10 votes per share. Class C capital stock has no voting rights, except as required by applicable law. Shares of Class B common stock may be converted at any time at the option of the stockholder and automatically convert upon sale or transfer to Class A common stock.
Stock Plans
As a result of the Alphabet reorganization, on October 2, 2015, Google transferred to Alphabet, and Alphabet assumed, sponsorship of all of Google's stock plans along with all of Google's rights and obligations under each plan.
During the year ended December 31, 2014, shares reserved for future grants under the 2004 Stock Plan expired and we began granting awards from the 2012 Stock Plan (“Stock Plan”). Under our Stock Plan, RSUs or stock options may be granted. An RSU award is an agreement to issue shares of our publicly traded stock at the time the award vests. Incentive and non-qualified stock options, or rights to purchase common stock, are generally granted for a term of 10 years. Options and RSUs granted to participants under the Stock Plan generally vest over four years contingent upon employment or service with us on the vesting date.
As of December 31, 2015, there were 23,336,944 shares of stock reserved for future issuance under our Stock Plan.
Stock-Based Compensation
The following table presents our aggregate stock-based compensation expense by type of costs and expenses per the Consolidated Statements of Income (in millions):

	Year Ended December 31,
	2013	2014	2015
Cost of revenues	$469	$535	$806
Research and development	1,641	2,200	2,687
Sales and marketing	552	715	899
General and administrative	465	725	861
Discontinued operations	216	104	0
Total stock-based compensation expense	$3,343	$4,279	$5,253
For the years ended December 31, 2013, 2014, and 2015, we recognized tax benefits on total stock-based compensation expense from continuing operations of $685 million, $867 million, and $1,133 million, respectively, and from discontinued operations of $59 million, $30 million and $0 million, respectively. In addition, as a result of the Tax Court ruling in Altera Corp. v. Commissioner, we have recorded a tax benefit of $522 million related to 2015 stock-based compensation expense that will be subject to reimbursement of cost share payments if the tax court's opinion is sustained. Refer to Note 15 for more detail regarding the Altera case.
Of the total stock-based compensation expense from continuing operations recognized in the years ended December 31, 2013, 2014, and 2015, $0 million, $0 million, and $50 million, respectively, was associated with awards ultimately settled in cash. Awards which will be ultimately settled in cash are classified as liabilities in our Consolidated Balance Sheets.
Stock-based compensation associated with Alphabet equity awards granted to Google employees in the fourth quarter ended December 31, 2015, was treated as a capital contribution from Alphabet to Google. Stock-based

Alphabet Inc. and Google Inc.

compensation associated with equity awards for the years ended December 31, 2013, 2014 and 2015 are presented as stock-based compensation expense in Alphabet's and Google's Consolidated Statements of Stockholders' Equity.
Alphabet Stock-Based Award Activities
The following table summarizes the activities for our options for the year ended December 31, 2015:

	Options Outstanding
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in millions)(1)
Balance as of December 31, 2014	7,240,419	$215.56
Granted	0	N/A
Exercised	(2,072,550)	$189.64
Forfeited/canceled	(268,886)	$310.47
Balance as of December 31, 2015	4,898,983	$221.31	3.7	$2,682
Exercisable as of December 31, 2015	4,462,847	$212.02	3.4	$2,484
Exercisable as of December 31, 2015 and expected to vest thereafter (2)	4,846,996	$220.29	3.6	$2,658

(1)
The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the closing stock prices of $778.01 and $758.88 of our Class A common stock and Class C capital stock, respectively, on December 31, 2015.

(2)	Options expected to vest reflect an estimated forfeiture rate.
The total grant date fair value of stock options vested during 2013, 2014 and 2015 was $223 million, $94 million, and $33 million. The aggregate intrinsic value of all options and warrants exercised during 2013, 2014 and 2015 was $1,793 million, $589 million, and $867 million. These amounts do not include the aggregate sales price of options sold under our Transferable Stock Options (TSO) program, which was discontinued as of November 29, 2013.
As of December 31, 2015, there was $12 million of unrecognized compensation cost related to outstanding employee stock options. This amount is expected to be recognized over a weighted-average period of 0.6 years. To the extent the actual forfeiture rate is different from what we have estimated, stock-based compensation expense related to these awards will be different from our expectations.
The following table summarizes the activities for our unvested RSUs for the year ended December 31, 2015:

	Unvested Restricted Stock Units
	Number of Shares	Weighted- Average Grant-Date Fair Value
Unvested as of December 31, 2014	24,619,549	$487.80
Granted	14,415,740	$546.46
Vested	(11,182,606)	$442.01
Forfeited/canceled	(2,111,497)	$481.37
Unvested as of December 31, 2015	25,741,186	$531.74
Expected to vest after December 31, 2015 (1)	22,672,837	$531.74

(1)	RSUs expected to vest reflect an estimated forfeiture rate.
As of December 31, 2015, there was $11.1 billion of unrecognized compensation cost related to unvested RSUs. This amount is expected to be recognized over a weighted-average period of 2.7 years. To the extent the actual forfeiture rate is different from what we have estimated, stock-based compensation expense related to these awards will be different from our expectations.
Share Repurchases
In October 2015, the board of directors of Alphabet authorized the company to repurchase up to $5,099,019,513.59 of its Class C capital stock, commencing in the fourth quarter of 2015. The repurchases are being executed from time to time, subject to general business and market conditions and other investment opportunities, through open market

Alphabet Inc. and Google Inc.

purchases or privately negotiated transactions, including through the use of 10b5-1 plans. The repurchase program does not have an expiration date. As of December 31, 2015, we repurchased and subsequently retired approximately 2,391 thousand shares of Alphabet Class C capital stock for an aggregate amount of approximately $1,780 million. Alphabet's share repurchases in the year ended December 31, 2015 were funded by Google via a return of capital to Alphabet.
In January 2016, the board of directors of Alphabet authorized the company to repurchase an additional amount of approximately 514 thousand shares.
Google Stockholders' Equity
As a result of the Alphabet reorganization, Google has recorded various intercompany activities during the fourth quarter ended December 31, 2015 as capital transactions, which are reflected in Google's Consolidated Statements of Stockholders' Equity. Refer to Stock-Based Compensation and Share Repurchases section above, and Note 6, for descriptions of certain activities. Additionally, subsequent to the reorganization, shares withheld to satisfy employee withholding tax obligations and cash received from the exercise of stock options were recorded as capital transactions between Alphabet and Google and are reflected as such in Google's Consolidated Statements of Stockholders' Equity.
Note 14. 401(k) Plans
We have two 401(k) Savings Plans (401(k) Plans) that qualify as deferred salary arrangements under Section 401(k) of the Internal Revenue Code. Under these 401(k) Plans, matching contributions are based upon the amount of the employees’ contributions subject to certain limitations. We contributed approximately $202 million, $259 million, and $309 million for the years ended December 31, 2013, 2014, and 2015.
Note 15. Income Taxes
Income from continuing operations before income taxes included income from domestic operations of $7,651 million, $8,894 million, and $8,271 million for the years ended December 31, 2013, 2014, and 2015, and income from foreign operations of $8,248 million, $8,365 million, and $11,380 million for the years ended December 31, 2013, 2014, and 2015.
The provision for income taxes consists of the following (in millions):

	Year Ended December 31,
	2013	2014	2015
Current:
Federal	$2,394	$2,716	$3,235
State	127	157	(397)
Foreign	711	774	723
Total	3,232	3,647	3,561
Deferred:
Federal	(421)	29	(198)
State	0	6	(43)
Foreign	(72)	(43)	(17)
Total	(493)	(8)	(258)
Provision for income taxes	$2,739	$3,639	$3,303

Alphabet Inc. and Google Inc.

The reconciliation of federal statutory income tax rate to our effective income tax rate is as follows (in millions):

	Year Ended December 31,
	2013	2014	2015
Expected provision at federal statutory tax rate (35%)	$5,567	$6,041	$6,878
State taxes, net of federal benefit	133	132	(291)
Change in valuation allowance	(641)	(164)	(65)
Foreign rate differential	(2,482)	(2,109)	(2,624)
Federal research credit	(433)	(318)	(407)
Basis difference in investment of Arris	644	0	0
Other adjustments	(49)	57	(188)
Provision for income taxes	$2,739	$3,639	$3,303
A retroactive and permanent reinstatement of the federal research credit was signed into law on December 18, 2015 in accordance with the Protecting Americans from Tax Hikes Act of 2015. As such, our effective tax rate for 2015 reflects the benefit of the 2015 federal research and development tax credit.
A retroactive extension of the 2012 federal research and development credit was signed into law on January 2, 2013 in accordance with The American Taxpayer Act of 2012. The benefit of $189 million related to the 2012 federal research and development credit is included in the year ended December 31, 2013.
Our effective tax rate for 2015 included a discrete tax benefit related to refunds and reductions in uncertain tax positions due to the resolution of a multi-year tax audit in the U.S.
Our effective tax rate is impacted by earnings realized in foreign jurisdictions with statutory tax rates lower than the federal statutory tax rate. Substantially all of the income from foreign operations was earned by an Irish subsidiary.
We have not provided U.S. income taxes and foreign withholding taxes on the undistributed earnings of foreign subsidiaries as of December 31, 2015 because we intend to permanently reinvest such earnings outside the U.S. If these foreign earnings were to be repatriated in the future, the related U.S. tax liability may be reduced by any foreign income taxes previously paid on these earnings. As of December 31, 2015, the cumulative amount of earnings upon which U.S. income taxes have not been provided is approximately $58.3 billion. Determination of the amount of unrecognized deferred tax liability related to these earnings is not practicable.
On July 27, 2015, the United States Tax Court, in an opinion in Altera Corp. v. Commissioner, invalidated the portion of the Treasury regulations issued under IRC Section 482 requiring related-party participants in a cost sharing arrangement to share stock-based compensation costs. The U.S. Tax Court issued the final decision on December 28, 2015. The government has 90 days from the final decision date to file a notice of appeal. At this time, the U.S. Treasury has not withdrawn the requirement to include stock-based compensation from its regulations. We have evaluated the opinion and have recorded a tax benefit of $3.5 billion related to reimbursement of cost share payments for the previously shared stock-based compensation costs. In addition, we have recorded a tax liability of $3.5 billion for the U.S. tax cost of potential repatriation of the associated contingent foreign earnings because at this time we cannot reasonably conclude that the Company has the ability and the intent to indefinitely reinvest these contingent earnings. The net impact to our consolidated financial statements is not material. We will continue to monitor developments related to the case and the potential impact on our consolidated financial statements.
Deferred Income Taxes
Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities are as follows (in millions):

Alphabet Inc. and Google Inc.

	As of December 31,
	2014	2015
Deferred tax assets:
Stock-based compensation expense	$376	$534
State taxes	133	119
Investment loss	133	144
Legal settlement accruals	175	101
Accrued employee benefits	671	832
Accruals and reserves not currently deductible	175	245
Net operating losses	207	230
Tax credits	262	503
Basis difference in investment of Arris	1,347	1,357
Prepaid cost sharing	0	3,468
Other	243	337
Total deferred tax assets	3,722	7,870
Valuation allowance	(1,659)	(1,732)
Total deferred tax assets net of valuation allowance	2,063	6,138
Deferred tax liabilities:
Depreciation and amortization	(852)	(1,126)
Identified intangibles	(965)	(787)
Mark-to-market investments	(273)	(93)
Renewable energy investments	(430)	(529)
Foreign earnings	0	(3,468)
Other	(125)	(73)
Total deferred tax liabilities	(2,645)	(6,076)
Net deferred tax liabilities	$(582)	$62
As of December 31, 2015, our federal and state net operating loss carryforwards for income tax purposes were approximately $482 million and $443 million. If not utilized, the federal net operating loss carryforwards will begin to expire in 2021 and the state net operating loss carryforwards will begin to expire in 2016. The net operating loss carryforwards are subject to various annual limitations under the tax laws of the different jurisdictions. Our foreign net operating loss carryforwards for income tax purposes were $263 million that can be carried over indefinitely.
As of December 31, 2015, our California research and development credit carryforwards for income tax purposes were approximately $1,044 million that can be carried over indefinitely. We believe the state tax credit is not likely to be realized. Our foreign tax credit carryforwards for income tax purposes were approximately $223 million that will start to expire in 2025. We believe it is more likely than not that all of the foreign tax credit will be realized.
As of December 31, 2015, we maintained a valuation allowance with respect to certain of our deferred tax assets relating primarily to investment losses that are capital in nature, California deferred tax assets, and certain foreign net operating losses that we believe are not likely to be realized. We established a deferred tax asset for the book-to-tax basis difference in our investments in Arris shares received from the sale of the Motorola Home business to Arris in 2013. Since any future losses to be recognized upon the sale of Arris shares will be capital losses, a valuation allowance has been recorded against this deferred tax asset to the extent such deferred tax asset is not covered by capital gains generated as of 2015. We reassess the valuation allowance quarterly and if future evidence allows for a partial or full release of the valuation allowance, a tax benefit will be recorded accordingly.
As a result of the Altera opinion, we have recorded a deferred tax asset of $3.5 billion and a deferred tax liability of $3.5 billion. Refer to above for more details on the Altera case.
Uncertain Tax Positions
The following table summarizes the activity related to our gross unrecognized tax benefits from January 1, 2013 to December 31, 2015 (in millions):

Alphabet Inc. and Google Inc.

Balance as of January 1, 2013	$1,907
Increases related to prior year tax positions	158
Decreases related to prior year tax positions	(37)
Decreases related to settlement with tax authorities	(78)
Increases related to current year tax positions	552
Balance as of December 31, 2013	2,502
Increases related to prior year tax positions	66
Decreases related to prior year tax positions	(44)
Decreases related to settlement with tax authorities	(1)
Increases related to current year tax positions	771
Balance as of December 31, 2014	3,294
Increases related to prior year tax positions	224
Decreases related to prior year tax positions	(176)
Decreases related to settlement with tax authorities	(27)
Increases related to current year tax positions	852
Balance as of December 31, 2015	$4,167
The total amount of gross unrecognized tax benefits was $2,502 million, $3,294 million, and $4,167 million as of December 31, 2013, 2014, and 2015, respectively, of which, $2,309 million, $2,909 million, and $3,614 million, if recognized, would affect our effective tax rate.
As of December 31, 2014 and 2015, we had accrued $239 million and $348 million in interest and penalties in provision for income taxes.
We file income tax returns in the U.S. federal jurisdiction and in many state and foreign jurisdictions, our two major tax jurisdictions are the U.S. federal and Ireland. We are subject to the continuous examination of our income tax returns by the IRS and other tax authorities. The IRS completed its examination of our 2003 through 2006 tax years; all issues have been settled except for one which we have filed an appeal with the IRS and plan to litigate in court. The IRS is currently in examination of our 2007 through 2012 tax years. We have also received tax assessments in multiple foreign jurisdictions asserting transfer pricing adjustments or permanent establishment. We continue to defend any and all such claims as presented.
Our 2013, 2014, and 2015 tax years remain subject to examination by the IRS for U.S. federal tax purposes, and our 2011 through 2015 tax years remain subject to examination by the appropriate governmental agencies for Irish tax purposes. There are other ongoing audits in various other jurisdictions that are not material to our financial statements.
We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes. We continue to monitor the progress of ongoing discussions with tax authorities and the impact, if any, of the expected expiration of the statute of limitations in various taxing jurisdictions.
We believe that an adequate provision has been made for any adjustments that may result from tax examinations. However, the outcome of tax audits cannot be predicted with certainty. If any issues addressed in our tax audits are resolved in a manner not consistent with management's expectations, we could be required to adjust our provision for income taxes in the period such resolution occurs. Although the timing of resolution, settlement, closure of audits is not certain, we do not believe it is reasonably possible that our unrecognized tax benefits will materially change in the next 12 months.
Note 16. Information about Segments and Geographic Areas
In conjunction with the Alphabet reorganization, in the fourth quarter of 2015, we implemented legal and operational changes in how our Chief Operating Decision Maker (CODM) manages our businesses, including resource allocation and performance assessment. Consequently, we have multiple operating segments, representing the individual businesses run separately under the Alphabet structure.
Google is our only reportable segment. None of our other segments meet the quantitative thresholds to qualify as reportable segments; therefore, the operating segments are combined and disclosed below as Other Bets. All prior-period amounts have been adjusted retrospectively to reflect the reportable segment change.
Our reported segments are described below:

Alphabet Inc. and Google Inc.

•
Google – Google includes our main internet products such as Search, Ads, Commerce, Maps, YouTube, Apps, Cloud, Android, Chrome, Google Play as well as hardware products we sell, such as Chromecast, Chromebooks and Nexus. Our technical infrastructure and newer efforts like Virtual Reality are also included in Google. Google generates revenues primarily from advertising, sales of digital content, apps and cloud services, as well as sales of Google branded hardware.

•
Other Bets – Other Bets is a combination of multiple operating segments that are not individually material. Other Bets includes businesses such as Access/Google Fiber, Calico, Nest, Verily, GV, Google Capital, X, and other initiatives. Revenues from the Other Bets is derived primarily through the sales of Nest hardware products, internet and TV services through Google Fiber and licensing and R&D services through Verily.

Revenue, cost of revenue, and operating expenses are generally directly attributed to our segments. Inter-segment revenues are not presented separately, as these amounts are immaterial. Our CODM does not evaluate operating segments using asset information.
Information about segments during the periods presented were as follows (in millions):

	Year Ended December 31,
	2013	2014	2015
Revenues:
Google	$55,507	$65,674	$74,541
Other Bets	12	327	448
Total revenues	$55,519	$66,001	$74,989

	Year Ended December 31,
	2013	2014	2015
Segment operating income (loss):
Google	$16,260	$19,011	$23,425
Other Bets	(527)	(1,942)	(3,567)
Reconciling items(1)	(330)	(573)	(498)
Total income from operations	$15,403	$16,496	$19,360

(1)	Reconciling items are primarily related to corporate administrative costs and other miscellaneous items that are not allocated to individual segments.

	Year Ended December 31,
	2013	2014	2015
Capital expenditures:
Google	$7,006	$11,173	$8,849
Other Bets	187	501	869
Reconciling items(2)	165	(715)	197
Total capital expenditures as presented in Consolidated Statements of Cash Flow	$7,358	$10,959	$9,915

(2)
Reconciling items are primarily related to timing differences of payments as segment capital expenditures are on accrual basis while total capital expenditures shown on the Consolidated Statements of Cash Flow are on cash basis, capital expenditures of Motorola Mobile and Home, and other miscellaneous differences.

Alphabet Inc. and Google Inc.

Stock-based compensation and depreciation, amortization and impairment are included in segment operating income (loss) as below (in millions):

	Year Ended December 31,
	2013	2014	2015
Stock-based compensation:
Google	$2,911	$3,677	$4,587
Other Bets	124	347	498
Reconciling items(3)	92	151	118
Total stock based compensation, excluding discontinued operations(4)	$3,127	$4,175	$5,203

Depreciation, amortization and impairment:
Google	$3,668	$4,778	$4,839
Other Bets	24	148	203
Reconciling items(5)	247	53	21
Total depreciation, amortization and impairment as presented in Consolidated Statements of Cash Flow	$3,939	$4,979	$5,063

(3)	Reconciling items represent corporate administrative costs that are not allocated to individual segments.

(4)
For purposes of segment reporting, we define SBC as awards accounted for under FASB ASC Topic 718 that we expect to settle in stock. SBC does not include expenses related to awards that we will ultimately settle in cash. Amounts exclude SBC from discontinued operations.

(5)	Reconciling items primarily represent depreciation, amortization and impairment related to Motorola Mobile and Motorola Home.
Revenues by geography are based on the billing addresses of our customers. The following tables set forth revenues and long-lived assets by geographic area (in millions):

	Year Ended December 31,
	2013	2014	2015
Revenues:
United States	$25,587	$29,482	$34,810
United Kingdom	5,600	6,483	7,067
Rest of the world	24,332	30,036	33,112
Total revenues	$55,519	$66,001	$74,989

	As of December 31, 2014	As of December 31, 2015
Long-lived assets:
United States	$37,421	$43,686
International	13,110	13,661
Total long-lived assets	$50,531	$57,347
Note 17. Revision of Previously Issued Financial Statements
In the second quarter of 2015, we identified an incorrect classification of certain revenues between legal entities, and as a consequence, we revised our income tax expense for periods beginning in 2008 through the first quarter of 2015 in the cumulative amount of $711 million. We have evaluated the materiality of the income tax expense impact quantitatively and qualitatively and concluded it was not material to any of the prior periods impacted and that correction of income tax expense as an out of period adjustment in the quarter ended June 30, 2015 is not material to our consolidated financial statements for the year ended December 31, 2015. Consolidated revenues are not impacted. We elected to revise previously issued consolidated financial statements contained within this Annual Report on Form 10-K for the periods impacted to correct the effect of this immaterial income tax expense underaccrual for the corresponding periods.

Alphabet Inc. and Google Inc.

The following table presents the impact of these corrections on affected Consolidated Balance Sheet line items as of December 31, 2014 (in millions):

	As of December 31, 2014
	As Previously Reported (1)	Adjustment	As Revised
Selected Balance Sheets Data:
Income tax receivable, net	$1,298	$(707)	$591
Total current assets	79,363	(707)	78,656
Total assets	129,894	(707)	129,187
Income taxes payable, non-current	3,407	(67)	3,340
Retained earnings	75,706	(640)	75,066
Total stockholders' equity	104,500	(640)	103,860
Total liabilities and stockholders' equity	$129,894	$(707)	$129,187
(1)    Includes reclassifications of deferred tax assets and liabilities related to ASU 2015-17 “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes.” Refer to Note 1 for further information.
The following table presents the impact of these corrections on affected Consolidated Statements of Income line items, including net income per share amounts for Class A and B common stock and Class C capital stock, for the years ended December 31, 2013 and 2014 (in millions, except per share amounts):

	Year Ended December 31, 2013			Year Ended December 31, 2014
	As Previously Reported	Adjustment	As Revised	As Previously Reported	Adjustment	As Revised
Selected Statements of Income Data:
Provision for income taxes	$2,552	$187	$2,739	$3,331	$308	$3,639
Net income from continuing operations	13,347	(187)	$13,160	13,928	(308)	$13,620
Net income	12,920	(187)	$12,733	14,444	(308)	$14,136

Basic net income per share from continuing operations	$20.05	$(0.28)	$19.77	$20.61	$(0.46)	$20.15
Basic net income per share	19.41	(0.28)	19.13	21.37	(0.46)	20.91
Diluted net income per share from continuing operations	19.70	(0.28)	19.42	20.27	(0.45)	19.82
Diluted net income per share	$19.07	$(0.28)	$18.79	$21.02	$(0.45)	$20.57
The following table presents the impact of these corrections on affected Consolidated Statements of Comprehensive Income line items for the years ended December 31, 2013 and 2014 (in millions):

	Year Ended December 31, 2013			Year Ended December 31, 2014
	As Previously Reported	Adjustment	As Revised	As Previously Reported	Adjustment	As Revised
Selected Statements of Comprehensive Income Data:
Net income	12,920	(187)	12,733	14,444	(308)	14,136
Comprehensive income	12,507	(187)	12,320	14,346	(308)	14,038

Alphabet Inc. and Google Inc.

The following table presents the impact of these corrections on affected Consolidated Statements of Cash Flows line items for the years ended December 31, 2013 and 2014 (in millions):

	Year Ended December 31, 2013			Year Ended December 31, 2014
	As Previously Reported	Adjustment	As Revised	As Previously Reported	Adjustment	As Revised
Selected Statements of Cash Flows Data:
Net income	$12,920	$(187)	12,733	$14,444	$(308)	$14,136
Changes in income taxes, net	401	187	588	283	308	591